Exhibit 10.7

[******] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

License Agreement

This License Agreement (this “Agreement”) is made and entered into on the 16th day of July, 2021 (“Effective Date”) by and between Cancer Prevention Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having a place of business at 1760 East River Road, Suite 250, Tucson, Arizona 85718 (“CPP”), and One-Two Therapeutics Assets Limited, a company organized and existing under the laws of Ireland, having a place of business at Carrick House, 49 Fitzwilliam Square, Dublin 2, Ireland (“One- Two”). CPP and One-Two are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, CPP is a pharmaceutical company that develops therapies for people with elevated risk for cancer;

WHEREAS, CPP is engaged in developing the Product (as defined below) for the treatment or prevention of colorectal neoplasms, including the FAP Product (as defined below);

WHEREAS, CPP owns, holds, licenses or controls certain regulatory filings, data and intellectual property rights related to the Products;

WHEREAS, CPP has contracted with Sanofi (as defined below) for the manufacture of the Product;

WHEREAS, One-Two is engaged in the business of developing, marketing, promoting, importing, selling and distributing pharmaceutical products;

WHEREAS, One-Two wishes to receive, and CPP wishes to grant One-Two, an exclusive license to Develop and Commercialize the Product in the Territory, and a non- exclusive license to Manufacture the Product in the Territory, all as described in more detail below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, One- Two and CPP hereby agree as follows:

Article 1

Definitions

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1	“AAA” is defined in Section 15.6.

1.2	“Acquired Person” is defined in Section 1.11.

1.3	“Acquiring Person” is defined in Section 5.3(b)(ii)(1).

1.4	“Active Ingredients” means both Eflornithine and Sulindac.

1.5       “Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with such Party at the time at which the determination of affiliation is being made, but only for the period of time that such Person meets the definition of Affiliate hereunder. For the purpose of this definition, “control” means (a) if the Entity is a corporation, direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors for such corporation, (b) if such Entity is any type of legal entity other than a corporation, (i) fifty percent (50%) or more of the equity interest in such legal entity, or (ii) if such Entity is a partnership, status as a general partner in any such partnership, and (c) any other arrangement whereby such Entity controls or has the right to control the board of directors or equivalent governing body of the other, or the ability to cause the direction of the management or policies of the other. Notwithstanding the foregoing, for purposes of this Agreement One-Two shall be considered an Affiliate of QOL.

1.6	“Agreement” is defined in the Preamble.

1.7	“Approved Materials” is defined in Section 8.3(c).

1.8	“Arizona License Agreement” is defined in Section 5.2(a).

1.9      “Arizona Payment Obligations” means all payments, if any, that will or may become due and payable to the University of Arizona under the Arizona License Agreement as a result of any of the activities performed by or on behalf of either Party or their sublicensees under this Agreement or the Services Agreement.

1.10     “Business Day” means a day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks located in New York, New York are authorized or required by Law to be closed.

1.11     “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12     “Calendar Year” means a period of twelve (12) consecutive months ending on December 31.

1.13    “Change of Control” means, with respect to a Party (an “Acquired Person”), from and after the Effective Date, a transaction involving such Acquired Person in which: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person, (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger, or (c) that Acquired Person sells or transfers to another Person all or substantially all of its assets or all rights, title and interest in and to the Product. Notwithstanding the foregoing, the following shall not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (ii) the acquisition of securities of the Acquired Person by any Person or group of Persons that acquires the Acquired Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Acquired Person through the issuance of equity securities, or (iii) a transaction solely to change the domicile of a Party.

1.14   “Claims” means all Third Party demands, claims, actions, proceedings, orders, findings and verdicts (whether criminal or civil, in contract, tort or otherwise) seeking or awarding losses, damages, legal costs, other expenses of any nature, or equitable remedies of any nature, including restitution and injunctive relief.

1.15	“Code” means the Internal Revenue Code of 1986, as amended.

1.16	“Collaboration Inventions” is defined in Section 10.1(a)(ii).

1.17	“Commercialization Affiliates” is defined in Article 6.

1.18	“Commercialization Wind-Down Period” is defined in Section 14.3(g).

1.19    “Commercialize” or “Commercialization” means any and all activities directed to the marketing and commercialization of the Product after Regulatory Approval, including pre- launch and post-launch marketing, promoting, distribution, detailing or commercially selling or offering to sell the Product (as well as importing and exporting activities in connection therewith); provided that to the extent a distinction between Commercialization, Development and Manufacturing activities is relevant, “Commercialize” and “Commercialization” shall exclude activities related solely to Development or Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.20	“Competing Program” is defined in Section 5.3(b)(ii)(2).

1.21	“Confidential Information” is defined in Section 11.1.

1.22    “Contractor” means any Entity (including CPP, any One-Two Affiliate or any Third Party) that is retained by One-Two or its Affiliate to perform Development, Manufacturing or Commercialization activities on One-Two’s behalf pursuant to the terms and conditions of this Agreement.

1.23   “Control” or “Controlled” means, with respect to any Know-How, material, Patents, other intellectual property, Study Data, Regulatory Filing, Regulatory Approval, or any proprietary or trade secret information, and subject to Section 15.2(b) the legal authority or right (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to: (a) grant ownership of or a license or a sublicense under such Know-How, Patents, or intellectual property, Study Data, Regulatory Filing, or Regulatory Approval; or (b) otherwise disclose such proprietary or trade secret information, Study Data or Regulatory Filing; in each case without breaching the terms of any agreement with, obligation to or other arrangement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party and in each case as provided in this Agreement.

1.24   “Cover” or “Covering” means, with respect to a Patent or claim of a Patent and the Product, that the making, use, sale, offer for sale or importation of the Product would infringe such claim or Patent (or in the case of a pending patent application, if the claims of such patent application as then existing were issued), but for the licenses granted in this Agreement.

1.25	“CPP” is defined in the Preamble.

1.26	“CPP Indemnitee” is defined in Section 13.2.

1.27	“CPP NDA” means the U.S. NDA 212282.

1.28	“CPP Plan” is defined in Section 3.3(a)(i).

1.29	“CPP Share of Expenses” is defined in Section 9.5.

1.30    “Data Package” means, with respect to a clinical study, all of the following: (a) an electronic copy of the final study report meeting the requirements of 21 C.F.R. 58.185 for such study, provided such final study report is required to be submitted for such clinical study under applicable Law; (b) an electronic copy of datasets for such clinical study to the extent owned or Controlled by the Party preparing the Data Package; (c) all protocols for the performance of such clinical study (as they may be amended from time to time); and (d) a copy of all correspondences between a Party and the applicable Regulatory Authority regarding such clinical study.

1.31   “Debarred” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party hereunder) has been: (a) convicted of any of the offenses identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. §1320a-7 (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); (c) debarred pursuant to sections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335(a) or (b)) as published in the FEDERAL REGISTER (http://www.gpoaccess.gov/fr/); (d) disqualified or proposed by FDA for disqualification from receiving investigational products or conducting clinical studies; or (e) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a.

1.32	“Defense Notice” is defined in Section 13.3(a).

1.33	“Delayed Milestone” is defined in Section 9.2.

1.34	“Delayed Milestone Capped Royalty” is defined in Section 9.3(b).

1.35	“Delayed Milestone Initial Royalty” is defined in Section 9.3(b).

1.36	“Delayed Milestone Step-Down Threshold” is defined in Section 9.3(b).

1.37    “Develop” or “Development” means any and all research and development activities for the Product (including placebos and comparators) relating to the Product, including all non-clinical, preclinical and clinical activities, testing and studies of the Product, manufacturing process development, toxicology studies, distribution of Products for use in clinical trials, research and development of companion diagnostics for use in connection with clinical trials of Products as well as approved Products, statistical analyses, and the preparation, filing and prosecution of any Marketing Approval Application and obtaining or maintaining Regulatory Approvals for the Product, as well as all regulatory affairs related to any of the foregoing. When used as a verb, “Develop” means to engage in Development.

1.38	“Discloser” is defined in Section 11.1.

1.39	“Dollar” or “$” means the legal tender of the United States.

1.40	“Effective Date” is defined in the Preamble.

1.41	“Effective Date Payment” is defined in Section 9.1.

1.42    “Eflornithine” means the compound eflornithine or an enantiomer or a mixture of enantiomers thereof, or a pharmaceutically acceptable salt, solvate, hydrate, co-crystal, clathrate, tautomer, prodrug, isotopolog, or polymorph thereof.

1.43	“Enforcement” is defined in Section 10.3(b).

1.44    “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.45	“Excluded Claim” is defined in Section 15.6.

1.46	“Excluded Data” is defined in Section 2.3.

1.47	“Excluded Study” is defined in Section 2.3.

1.48     “FAP” means familial adenomatous polyposis, whether cancerous or non- cancerous, genetic, sporadic or otherwise.

1.49	“FAP/PACES Trial Study Data” is defined in Section 4.1(a).

1.50	“FAP Indication” means the treatment or prevention of FAP in humans.

1.51    “FAP Pivotal Trial” means the Phase 3 clinical trial identified as of the Effective Date as NCT01483144 that is titled Phase III Trial of the Safety and Efficacy of Eflornithine Combined with Sulindac Compared to Eflornithine, Sulindac as Single Agents in Patients with Familial Adenomatous Polyposis.

1.52    “FAP Product” means CPP-IX/Sul, a combination pharmaceutical product formulated for oral delivery for the FAP Indication in adults containing both Active Ingredients, as described in the CPP NDA.

1.53    “FDA” means the United States Food and Drug Administration or any successor entity thereto performing substantially the same functions.

1.54    “Field” means the treatment, prevention and diagnosis of human diseases and conditions.

1.55   “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first (1st) commercial sale such Product by or on behalf of One-Two or its Affiliates or its or their Sublicensees to a Third Party for use or consumption of such Product in such country (other than sublicensees for distribution, use or consumption of any such Product in such country or jurisdiction) after the Regulatory Approvals and any required Pricing Approvals have been obtained for such Product in such country in the Territory.

1.56   “Government Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.57    “IND” means an investigational new drug application as such term is used in 21 CFR Part 312 or its successor regulation, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformity with the requirements of such Regulatory Authority.

1.58	“IND 103” means U.S. IND 103,678.

1.59	“IND 107” means U.S. IND 107,343.

1.60	“IND 140” means U.S. IND 140,718.

1.61	“Indemnified Party” is defined in Section 13.3(a).

1.62	“Indemnifying Party” is defined in Section 13.3(a).

1.63	“Independent Arbiter” is defined in Section 9.7(c).

1.64	“Indication” means a specific disease or medical condition in humans.

1.65	“Initial Sanofi Payment” is defined in 9.1.

1.66	“Initial Upfront Payment” is defined in 9.1.

1.67    “Invention” means inventions, discoveries, copyrightable materials, designs, processes, manufacturing techniques, trade secrets, formulae or Know-How, whether or not patentable.

1.68   “Know-How” means all confidential compositions of matter, techniques and data and other know-how and information of a technical, scientific, business or other nature, including improvements and developments, practices, manufacturing information and processes, formulations, assays, discoveries, improvements, modifications, processes, methods, clinical and regulatory strategies, protocols, formulae, utility, lab and clinical trial data, results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data.

1.69	“Launched Product” is defined in Section 14.3(g).

1.70     “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.71     “Licensed IP” means the Licensed Patents, Licensed Marks and Licensed Know-How.

1.72     “Licensed Know-How” means any and all Know-How or other information owned or Controlled by CPP or any of its Affiliates as of the Effective Date or thereafter during the Term that relates to or is otherwise reasonably necessary for the use, Development, Manufacture or Commercialization of the Product, including with respect to placebos and comparators for the Product.

1.73     “Licensed Marks” means the Marks that are set forth in Exhibit B as well as graphical representations, symbols, or logos related thereto, which may be used in connection with the Commercialization of the Products in the Territory, including the trade dress, style of packaging and internet domain names used in connection with the Commercialization of the Product(s) in the Territory.

1.74     “Licensed Patents” means (a) the Patents that are set forth in Exhibit A and (b) any and all Patents that are Controlled by CPP or any of its Affiliates as of the Effective Date or thereafter during the Term that Cover any of the Products. Licensed Patents will not include any Patents that Cover a product that is not a Product.

1.75    “Manufacture” means the manufacture of the Product and components thereof, including the Active Ingredients, in each case including any and all activities directed to receipt, incoming inspections, storage and handling of raw materials and the manufacture, manufacturing process development, scale-up and validation, processing, formulation, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), supplying, shipping and release of the Product; provided that, to the extent a distinction between Commercialization, Development and Manufacturing activities is relevant, “Manufacture” shall exclude manufacturing process development activities related solely to Development and not directly related to the manufacture of Product for commercial sale.

1.76    “Mark” shall mean any brand, trademark, service mark, trade dress, trade name, corporate name, business name, domain name, logo, design, or product or service source identifier, including, any word, name, stylization, symbol, color, designation, or device, or any combination thereof, that functions as a source identifier, together with the goodwill connected with the use thereof and symbolized thereby, whether or not subject to a registration or application for a registration.

1.77    “Marketing Approval Application” means an NDA or similar application for Regulatory Approval that is filed with the applicable Regulatory Authorities in any country or jurisdiction.

1.78	“Milestone A” is defined in Section 9.2.

1.79	“Milestone A Initial Royalty” is defined in Section 9.3(a)(i).

1.80	“Milestone A Step-Down Threshold” is defined in Section 9.3(a)(i).

1.81	“Milestone A Uncapped Royalty” is defined in Section 9.3(a)(i).

1.82	“NCI Agreement” is defined in Section 2.2(a)(iii).

1.83    “NDA” means a new drug application for Regulatory Approval of a Product that is filed with the FDA or its equivalents outside of the United States in the Territory. For the avoidance of doubt, an NDA is a Marketing Approval Application.

1.84    “Net Sales” means, for the applicable measurement period, with respect to a Product, the sum of (without duplication) (a) One-Two Sublicensing Fixed Payments and (b) the gross invoiced sales price on sales of such Product by One-Two or any of its Affiliates or, subject to Section 5.1(c), its or their Sublicensees to an unaffiliated Third Party purchaser in an arm’s-length transaction for the sale of such Product, less the following deductions for such Product, determined in accordance with U.S. generally accepted accounting principles:

(i)        trade, cash and/or quantity discounts, sales returns and allowances, deductions, fees and credits, excluding sales commissions for commercialization;

(ii)      excise Taxes, use Taxes, tariffs, sales Taxes and customs duties and/or other Taxes (including value-added Taxes (VAT)), government charges or fees imposed on the sale of Product (to the extent these are reflected in relevant invoices), but specifically excluding, for clarity, any income or corporation Taxes assessed against or by reference to the income or profit arising from such sales;

(iii)     compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including, but not limited to, pay-for-performance agreements, risk sharing agreements and government- levied fees as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111- 148 or any other successor program;

(iv)      rebates, chargebacks, administrative fees and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of Product;

(v)        outbound freight, shipment, insurance and other distribution costs to the extent included in the invoiced price and separately itemized on the invoice;

(vi)      retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

(vii)     any invoiced amounts that are uncollectable by One-Two or its Affiliates, including bad debts, provided that such amounts, if and when collected, by One-Two or its Affiliates shall be included in a revised Net Sales calculation; and

(viii)    in respect of sales outside the United States, deductions in the applicable jurisdiction that are substantially similar to deductions otherwise set forth in clauses (i) through (vii), above, but because of local applicable law, practices and customs may not conform in terminology to the deductions set forth in the said clauses (i) through (vii).

All the aforementioned deductions shall be allowable as incurred or accrued based on One- Two’s and its Affiliates’ reporting system. In no event will any particular amount identified above be deducted more than once in calculating Net Sales, or will sales or One-Two Sublicensing Fixed Payments be included more than once in calculating Net Sales. In no event will any particular amount identified above result in an adjustment that exceeds the Net Sales amount such that CPP would owe One-Two a payment for such adjustment.

Net Sales will be determined from the books and records of One-Two or any of its Affiliates or Sublicensees maintained and consistently applied from time to time in accordance with U.S. generally accepted accounting principles, or, in the case of Sublicensees, such similar accounting principles as consistently applied. Each Party further agrees in determining such amounts, it will use such Party’s then-current standard procedures and methodology consistently applied, including such Party’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. dollars or, in the case of sublicensees, such similar methodology, consistently applied.

For clarity, (x) sales of a Product by and between One-Two and any of its Affiliates or Sublicensees shall not be considered sales to unaffiliated Third Parties and shall be excluded from Net Sales calculations for all purposes and (y) only a single sales transaction with respect to a particular unit of Product, made at the time One-Two or any of its Affiliates or Sublicensees sells such unit of Product to an unaffiliated Third Party purchaser in arms-length transaction, will qualify as the basis for determining the Net Sales amount in clause (b) of this definition of Net Sales for such unit of Product.

Notwithstanding the foregoing, the following sales of a Product shall be excluded from Net Sales calculations for all purposes: (i) transfer or dispositions of such Product at no cost for promotional, charitable, pre-clinical, regulatory, governmental or educational purposes; (ii) transfers or dispositions of such Product as free samples or donations, or for patient assistance, testing marketing programs or other similar assistance or programs at no cost; and (iii) use or sale of such Product for clinical trial or other scientific testing purposes, early access programs (such as to provide patients with such Product prior to marketing approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use.

1.85	“One-Two” is defined in the Preamble.

1.86	“One-Two Indemnitee” is defined in Section 13.1.

1.87	“One-Two Post-Approval Compliance Budget” is defined in Section 9.5.

1.88	“One-Two Product Improvement Patent” is defined in Section 10.1(b)(iii).

1.89	“One-Two Share of Expenses” is defined in Section 9.5.

1.90	“One-Two Studies” is defined in Section 4.1(b).

1.91	“One-Two Study Data” is defined in Section 4.1(b).

1.92     “One-Two Sublicensing Fixed Payment” means, for the applicable measurement period and only with respect to the Development or Commercialization of the Products in the Territory, the gross amount of any upfront license fees, milestone payments or other similar fixed payments received by One-Two or its Affiliates from Sublicensees of the Products in the Territory; provided, however, that royalty payments calculated based on sales of Products in the Territory are not included in the definition of One-Two Sublicensing Fixed Payment. For the avoidance of doubt, neither any amounts included in the calculation under clause (b) of the definition of Net Sales nor amounts that in accordance with Section 10.3(c) are excluded from the calculation under clause (b) of the definition of Net Sales will be included in the definition of One-Two Sublicensing Fixed Payment.

1.93	“One-Two Supply Payments” is defined in Section 3.7(b).

1.94	“PACES Agreements” is defined in Section 2.2(a)(iii).

1.95	“PACES Indication” is defined in Section 2.2(a)(i).

1.96	“PACES Trial” is defined in Section 2.2(a)(i).

1.97	“Party” and collectively as the “Parties” is defined in the Preamble.

1.98	“Patent Infringement” is defined in Section 10.3(a).

1.99    “Patents” means all patents and patent applications and any patents issuing therefrom (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, converted provisionals, continued prosecution applications, adjustments, re-examinations, reissues, additions, renewals, revalidations, extensions (including patent term extensions, and supplemental certificates and the like), registrations, pediatric exclusivity periods of any such patents and patent applications, Patent Cooperation Treaty (PCT) applications, provisional applications, non-provisional applications, priority applications and any and all foreign equivalents of the foregoing.

1.100	“Payment” is defined in Section 9.6(c).

1.101	“Payment Date” is defined in Section 9.1.

1.102	“Person” means any individual, Entity or Governmental Authority.

1.103	“Pharmacovigilance Agreement” is defined in Section 3.4.

1.104  “Phase 3 Trial” means, in reference to a clinical trial of a Product, (a) a trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c) or (b) a Phase 3 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

1.105  “Pivotal Trial” means a clinical trial or study that is intended to provide or does provide sufficient evidence of efficacy and safety to support a Regulatory Approval; the Parties acknowledge and agree that a Pivotal Trial is most likely to be a Phase 3 Trial and that phase II trials are rarely pivotal trials. To qualify as a Pivotal Trial, a phase II trial must be accepted as pivotal by the Regulatory Authority as a sufficient basis for Regulatory Approval.

1.106  “Pricing Approvals” means, with respect to the Product in any country or jurisdiction, all pricing and reimbursement approvals for the Product from Government Authorities required by applicable Law or Governmental Authorities.

1.107  “Product” means any combination pharmaceutical product in a finished form containing both Active Ingredients, together as the sole active ingredients or both together in combination with additional active ingredients, that is used for the treatment or prevention of any disease or condition, including the treatment of colon cancer risk reduction and pancreatic cancer. For the avoidance of doubt, the FAP Product is a Product. “Product” does not include any product configuration that contains only one of the Active Ingredients.

1.108	“Product Improvement” is defined in Section 10.1(b)(i).

1.109	“QOL” means QOL Therapeutics Holdings Ltd.

1.110	“Recipient” is defined in Section 11.1.

1.111   “Regulatory Approval” means, with respect to the Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction (other than Pricing Approvals) necessary for the Commercialization of such Product, including under 21 CFR 314.

1.112  “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for Product, including the FDA, and any corresponding national or regional regulatory authorities.

1.113  “Regulatory Exclusivity” shall mean with respect to the Territory, any market protection, other than patent protection, granted by a Regulatory Authority in the Territory which confers an exclusive exploitation period during which: One-Two or its Affiliates have the exclusive right to market, price, and sell a Product in the Territory through a regulatory exclusivity right, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

1.114  “Regulatory Filings” means, with respect to Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, including all INDs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents and supplements thereto. “Regulatory Filings” includes any NDA and any Marketing Approval Application.

1.115	“Regulatory Milestone Event” is defined in Section9.2.

1.116	“Regulatory Milestone Payment” is defined in Section9.2.

1.117  “Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, general partners, outside counsel, financial advisors, consultants and agents.

1.118  “Right of Reference” shall mean the “right of reference or use” defined in 21 CFR 314.3(b), or its equivalents outside the United States, and shall in any event include the right to allow the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings (and any data contained or referenced therein) filed with such Regulatory Authority.

1.119  “Royalty Term” shall mean, with respect to a Product in the Territory, on a country-by-country and indication-by-indication basis, the period beginning on the date of First Commercial Sale of such Product by or on behalf of One-Two, any of its Affiliates or Sublicensees in such country and the latest of (i) the last to expire Valid Claim of any CPP Patents that Cover such Product in such country, including methods of manufacture or uses to treat certain indications, (ii) the date on which the Product has no Regulatory Exclusivity in such country for such indication, or (iii) the date that is 15 years from the date of First Commercial Sale of such Product in such country for such indication.

1.120	“Sanofi” means Sanofi Winthrop Industrie.

1.121	“Sanofi Commercial Supply Agreement” is defined in Section 5.1(b)(i).

1.122	“Sanofi Required Payments” is defined in Section 9.1.

1.123	“Segregate” is defined in Section 5.3(b)(ii)(3).

1.124	“Services Agreement” is defined in Section 2.4.

1.125  “Sponsor” means an Entity that has responsibility for and initiates a clinical investigation as further described in 21 CFR 312.3(b).

1.126  “Study Data” means, with respect to clinical studies, all technical or scientific information, data (including all raw data), results and analyses made, collected or otherwise generated in connection with the conduct of any phase of such clinical studies, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds), clinical samples and biological methodology.

1.127  “Sublicensee” means a Third Party to whom One-Two or one of its Affiliates has granted a sublicense of any of the rights granted to One-Two under Section 5.1(a).

1.128  “Sulindac” means the compound sulindac or an enantiomer or a mixture of enantiomers thereof, or a pharmaceutically acceptable salt, solvate, hydrate, co-crystal, clathrate, tautomer, prodrug, isotopolog, or polymorph thereof.

1.129	“SWOG” is defined in Section 2.2(a)(ii).

1.130	“SWOG Agreement” is defined in Section 2.2(a)(iii).

1.131   “Taxes” means any and all taxes, customs duties, tariffs, levies, assessments, or other government charges or fees in the nature of taxation.

1.132	“Term” is defined in Section 14.1.

1.133	“Terminated Country” is defined in Section 14.2(a).

1.134	“Terminated Product” is defined in Section 14.2(a).

1.135   “Territory” means the United States of America and Canada, in each case, including its territories and possessions, and excluding any such country that is a Terminated Country, as of the date such country becomes a Terminated Country.

1.136	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.137	“Third Party License” is defined in Section 9.6(f).

1.138	“Third Party Payments” is defined in Section 9.6(f).

1.139	“Title 11” is defined in Section 15.20(a).

1.140 “Transaction Documents” means this Agreement, and upon it becoming effective, the Pharmacovigilance Agreement, Services Agreement, including in each case all exhibits and attachments thereto.

1.141   “United States” or “U.S.” means the United States of America including its territories and possessions.

1.142	“University of Arizona” is defined in Section 5.2(a).

1.143	“Upfront Amount” is defined in 9.1.

1.144  “Valid Claim” shall mean: (a) a claim of any issued and unexpired patent that (i) has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a Governmental Authority of competent jurisdiction from which no appeal can be taken, or a decision of a Governmental Authority of competent jurisdiction that can be appealed, but with respect to which an appeal has not taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than seven (7) years from the earliest possible priority date for such patent application; provided that if such claim is later issued, it shall from the issuance date forward be deemed to be a Valid Claim.

Article 2

Clinical Development

2.1       General. CPP has Developed the FAP Product for the treatment or prevention of FAP in adults and Product for the treatment or prevention of colorectal neoplasms at CPP’s cost. As of the Effective Date, the FAP Product is the subject of one (1) ongoing clinical study sponsored by CPP, referred to as the PACES Trial (as further described below), which is being conducted under IND 103. The Parties acknowledge and agree that, in accordance with and subject to the terms and conditions of this Agreement, from and after the Effective Date, subject to Section 2.2(b), (a) One-Two shall have the exclusive right to Develop the Products in the Field in the Territory and (b) participation by CPP in any further Development of the Product in the Field in the Territory shall be for the benefit of One-Two, pursuant to the Services Agreement.

2.2	PACES Trial.

(a)	Background. CPP represents that:

(i)      As of the Effective Date, CPP is the Sponsor of the clinical trial titled, “S0820, Adenoma and Second Primary Prevention Trial (PACES)” (the “PACES Trial”) under which the Product is being used to treat or prevent sporadic colorectal neoplasms (“PACES Indication”).

(ii)      The PACES Trial is being conducted under IND 103 and is managed by SWOG, a nonprofit organization dedicated to improving lives through cancer clinical trials and translational research (“SWOG”). The PACES Trial is funded in part by the National Cancer Institute.

(iii)      Under that certain Agreement by and between SWOG, SWOG Clinical Trials Initiative, LLC and CPP dated February 22, 2011, as amended (“SWOG Agreement”) and that certain agreement by and between the National Cancer Institute and CPP dated November 10, 2010, as amended (“NCI Agreement” and, together with the SWOG Agreement, the “PACES Agreements”), CPP is obligated to supply Product for use in the PACES Trial at CPP’s cost, and in exchange CPP receives certain data and regulatory rights with respect to the PACES Trial.

(b)       PACES Agreements Obligations. Until the PACES Agreements are assigned to One-Two in accordance with Section 3.2 below, and unless otherwise agreed between the Parties in writing: (i) CPP shall continue performing its obligations under the PACES Agreement for as long as such agreements are in full force and effect, in each case at One-Two’s sole cost and expense (which payment obligations are detailed on Schedule 2.2(b) hereto), (ii) CPP shall not agree to extend the term of either of the PACES Agreements, to otherwise amend either of the PACES Agreements, or to waive any obligations of the other parties to either of the PACES Agreements without One-Two’s prior written consent, and (iii) in the event CPP receives notice from another party to either of the PACES Agreements of matters relating to the PACES Trial or rights or obligations of the parties under the PACES Agreements (including (x) in reference to the SWOG Agreement, notice of Institution Inventions(s), requests for consent to the sale, license or use of any Study Data, and submissions of manuscripts for review (as such capitalized terms are defined in the SWOG Agreement) and (y) in reference to the NCI Agreement, regulatory reporting matters, submissions of manuscripts for review and notice of patent matters), CPP shall promptly notify One-Two of such matters and shall comply with One-Two’s instructions regarding responses thereto or further actions in respect thereof (so long as such responses or further actions are consistent with the terms of the PACES Agreements). One-Two acknowledges that its rights to Study Data generated in the performance of the PACES Trial, as set out in Article 4, are subject to the applicable terms of each of the PACES Agreements, none of which would reasonably be expected to affect any of One-Two’s or its Sublicensee’s rights to Study Data. Prior to the assignment of the PACES Agreements to One-Two, One-Two agrees to use commercially reasonable efforts to support the Development activities related to the PACES Trial as set out in the PACES Agreements, through the conclusion of the PACES Trial. For greater certainty, One-Two is not responsible for, and will not assume, any obligation of CPP under the PACES Agreements or PACES Trial arising from or related to CPP’s acts or omissions before the Effective Date.

2.3      Excluded Studies. Except pursuant to the Right of Reference granted to One- Two in accordance with Section 4.3(a), One-Two shall have no rights with respect to CPP’s Development activities, Study Data or results for products other than the Product (each such Development activity that is a clinical study, an “Excluded Study” and all such Study Data or results obtained therefrom, “Excluded Data”), including (a) any Study Data generated in the performance of a clinical study under IND 107 or IND 140, or (b) any Regulatory Approvals obtained on the basis of clinical studies conducted under IND 107 or IND 140, including any Excluded Study.

2.4       Services Agreement. From the Effective Date until December 31, 2021, and at no charge to One-Two or its Affiliates, One-Two and its Affiliates shall have reasonable access to CPP personnel (including consultants and/or part-time personnel) for any purpose reasonably necessary with respect to the Product in the Territory, but expected to primarily be related to clinical development, regulatory affairs, and supply chain services with respect to the Product in the Territory. On or before the Effective Date and as a condition to One-Two entering into this Agreement and paying the Upfront Amount, the following CPP employees must have must have entered into noncompetition and non-solicitation restrictive covenants agreement(s) with One- Two, in the form attached as Exhibit C: Elizabeth Bruckheimer, Jeffrey Jacob, and Ashok Chavan. During the Term, CPP shall not terminate, waive any rights, fail to enforce, or amend any existing noncompetition and/or non-solicitation agreement(s) in any manner that would be adverse to One-Two’s rights in the Territory under this Agreement. Subject to Section 5.3 and the other provisions of this Agreement and expect as provided in the noncompetition and non- solicitation restrictive covenants agreements referenced in this Section 2.4, One-Two acknowledges that CPP and its employees, officers, and directors may work (i) on any product in any Field outside of the Territory and (ii) on Products in the Territory solely to support CPP’s Development and Commercialization outside the Territory or to provide services to or for the benefit of One-Two, its Affiliates and Sublicensees regarding the Products under and in accordance with this Agreement and the other Transaction Documents. If One-Two desires to obtain additional similar CPP services with respect to the Product in the Territory after December 31, 2021, One-Two shall notify CPP of such services and the Parties will negotiate in good faith to enter into a services agreement (“Services Agreement”) for CPP to provide such services to One-Two at an agreed upon CPP FTE rate.

Article 3

Regulatory and Supply

3.1       General. To the extent not already provided, CPP promptly shall provide to One- Two complete copies of Regulatory Filings regarding the Products in the Territory. During the Term, to the extent permitted by applicable Law, each Party shall provide the other Party with access to or copies of all material written or material electronic correspondence from Regulatory Authorities with regard to Regulatory Filings relating to the Development or Commercialization of Products received by such Party. Each Party shall use commercially reasonable efforts to cooperate with the other Party in order for such other Party to seek, obtain and maintain Regulatory Approval of the Product in such other Party’s respective territory.

3.2       NDA Ownership, IND Ownership, Trial Sponsorship. Transfer of ownership to the CPP NDA, IND 103, and regulatory filings relating to the Products, and all data, documents, and submissions relating thereto, will only be filed by One-Two following its payment of the Initial Upfront Payment and the Initial Sanofi Payment (i.e., on or after the Payment Date) in accordance with Section 9.1. On or before the Effective Date, CPP shall deliver to One-Two letters addressed to the FDA notifying the FDA of the transfer of ownership of (a) the CPP NDA and (b) IND 103 to One-Two, effective as of the Effective Date, and authorizing One-Two to file such transfer letters on behalf of CPP, and CPP shall promptly deliver to One-Two such other instruments and documents as may be necessary for One-Two to effect and record with the FDA the transfer to One-Two of such CPP NDA, IND 103, or regulatory filing relating to the Products, and all data, documents, and submissions relating thereto. One-Two and CPP shall coordinate in executing and filing with the FDA the documents necessary to evidence such transfer, including documentation from CPP stating that all rights to the CPP NDA and IND 103 have been transferred to One-Two, and documentation from One- Two stating that One-Two has assumed the obligations under the CPP NDA and IND 103 and is committing to the agreements and conditions contained in the CPP NDA and IND 103. One- Two and CPP shall, within two (2) Business Days (unless otherwise mutually agreed by the Parties) after the Payment Date, have filed, or caused to be filed, through the electronic gateway, all necessary documentation related to such transfers with the FDA or other Regulatory Authority. Promptly after the Payment Date, CPP will exercise its rights to secure all required consents in order to assign the PACES Agreements to One-Two.

3.3	Regulatory Filings; Fast Track Designation.

(a)	Regulatory Filings.

(i)       After the Effective Date, One-Two will have sole control and responsibility for obtaining Regulatory Approval for the Product in each country of the Territory (including regulatory strategy, clinical strategy and operations) and all other activities for securing and maintaining Regulatory Approval for the Product in the Territory. Such efforts may or may not include any current or planned strategies advocated by CPP to obtain FDA approval for the Product in the U.S. by end of Q1 2022 under the CPP NDA by filing over protest (the “CPP Plan”), including discontinuing the CPP Plan at any time and at One-Two’s discretion. One-Two will hold all Regulatory Filings for the Product in the Territory.

(ii)     After the Effective Date, (A) One-Two shall have the sole right and authority, at its sole cost and expense, to prepare all Regulatory Filings for and seek (or subject to Article 6, elect not to seek) to obtain and maintain Regulatory Approvals for the Products in the Field in the Territory and to conduct all related regulatory matters, including communications with any Regulatory Authorities relating to the Products in the Territory and (B) during the Term, CPP shall have no right to attend or participate, nor shall it attend or participate, in any meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority relating to a Product in the Territory, without One-Two’s prior written consent. After the Effective Date, CPP shall have no right to review and comment on any regulatory correspondence and Regulatory Filings relating to the Product in the Territory, but consistent with Section 3.1, One-Two shall forward to CPP any regulatory correspondence related to the Product in the Territory that it receives after the Effective Date.

(iii)    Until such time as the transfer of ownership of CPP’s IND 103 and the CPP NDA to One-Two are effected, CPP (as One-Two’s designee) will at One-Two’s express direction, and consistent with directions provided by One-Two: (i) make all required Regulatory Filings, submissions, reports, updates and supplements with any Regulatory Authority with respect to the Product in the Territory; and (ii) hold and maintain all Regulatory Approvals and Pricing Approvals in the Field in the Territory in the name of CPP.

(b)       Fast Track and Orphan Designation. CPP represents and warrants to One-Two that the FAP Product has received fast track designation for the FAP Indication in accordance with Section 506(b) of the Food, Drug & Cosmetic Act providing for expedited review of Regulatory Filings. After the Effective Date, One-Two shall have the sole and exclusive right to submit Regulatory Filings related to such fast track designation on its behalf. CPP represents and warrants to One-Two that the FAP Product has received orphan designation for treatment of familial adenomatous polyposis in accordance with Section 526(a) of the Food, Drug & Cosmetic Act. As of the Effective Date, in connection with its designation of One-Two as the new sponsor of the PACES Trial and owner of the IND 103 and the CPP NDA, CPP shall transfer and assign its entire beneficial interest in the orphan drug designation of the FAP Product to One-Two. On or before the Effective Date, CPP shall deliver to One-Two an executed letter addressed to the FDA notifying the FDA of the transfer of ownership orphan drug designation to One-Two, effective as of the Effective Date. On or after the Payment Date, One- Two will file with FDA the executed letter provided by CPP and its acceptance of such assignment necessary to evidence such transfer and assignment required (as the former owner or assignee or the new owner or assignee, as applicable) under 21 C.F.R. §316.27(a) in respect of such transfer. One-Two and CPP shall, within two (2) Business Days (unless otherwise mutually agreed by the Parties) after the Payment Date, have filed, or caused to be filed, through the electronic gateway, all necessary documentation related to such transfer with the FDA or other Regulatory Authority. Nothing in this Agreement shall be construed to preclude CPP from claiming the credit under Section 45C of the Code with respect to expenses incurred in connection with development of the FAP Product prior to the Effective Date and, for the avoidance of doubt, the right to claim such credits related to expenses incurred in the development of the FAP Product prior to the Effective Date is not being transferred to One-Two hereunder. Accordingly, One-Two shall not seek to claim any such credit for such period prior to the Effective Date for its own account. CPP shall not claim such credit for expenses incurred after the Effective Date. Nothing in this Agreement shall be construed to preclude One-Two from claiming such credit for expenses incurred after the Effective Date.

3.4       Pharmacovigilance Agreement. Not later than 120 days following the Effective Date, the Parties shall negotiate in good faith and enter into a written pharmacovigilance agreement on reasonable and customary terms that will provide for pharmacovigilance activities related to the Products such that CPP shall be able to comply with CPP’s global reporting obligations for the Products outside of the Territory and One-Two shall be able to comply with One-Two’s reporting obligations for the Products in the Territory (“Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall include the responsibilities and obligations of the Parties with respect to reporting procedures, timeframes for compliance with all applicable Laws pertaining to safety reporting and their related activities, to set forth the protocols and procedures for reporting adverse events and complying with reporting requirements set forth by Regulatory Authorities, and the transfer of historical safety data, in each case consistent with the Parties rights, responsibilities, duties and obligations under this Agreement. Under the terms of the Pharmacovigilance Agreement, CPP shall report adverse events in a manner to permit One-Two to fulfill its pharmacovigilance-related obligations under applicable Law in the Territory, and One-Two shall report adverse events in a manner to permit CPP to fulfill its pharmacovigilance-related obligations under applicable Law outside of the Territory; provided that until such Pharmacovigilance Agreement is entered into between the Parties, each Party shall promptly notify the other Party of any such adverse events regarding a Product. As between the Parties, CPP shall establish and maintain the global safety database for the collection and maintenance of all individual case safety report data for Product. CPP shall establish and maintain such safety data in a manner to permit One-Two to fulfill its pharmacovigilance-related obligations under applicable Law in the Territory.

3.5       Quality Agreements. The Parties agree to negotiate and enter into such quality agreements as may be necessary or appropriate to permit the Parties to comply with their respective obligations under applicable Laws, including compliance with good clinical practice and good manufacturing practice, as applicable.

3.6      Contractors. Subject to the terms and conditions of this Agreement, One-Two shall have the right to engage Contractors for purposes of conducting Development, Manufacture or Commercialization activities hereunder. Other than with respect to the conduct of CPP under the Services Agreement or any other activities performed by CPP or any of its Affiliates in connection with the Development, Manufacture or Commercialization activities hereunder, One- Two shall be and remain liable for the conduct of each such Contractor with respect to any One- Two obligations hereunder that are delegated or subcontracted to such Contractor as if such conduct were that of One-Two itself.

3.7	Supply.

(a)       Cooperation; Amendment. Following the Effective Date, CPP shall cooperate with One-Two to facilitate One-Two entering into an agreement with Sanofi to supply One-Two with its requirements of Product for Development and Commercialization in the Territory on pricing and terms that are no less favorable to One-Two as the pricing and terms under which CPP acquires the Product; provided that if One-Two is unable to negotiate such pricing and terms with Sanofi, such negotiations shall not be deemed a breach by CPP of this Agreement, subject to CPP’s compliance with its obligations under this Section 3.7(a). Once Sanofi and One-Two have entered into such supply agreement, CPP will use commonly reasonable efforts to amend the Sanofi Commercial Supply Agreement with Sanofi such that Sanofi would not, during the Term, manufacture the Product for CPP, any of its Affiliates or their respective (sub)licensees for Development and Commercialization of the Product in the Territory.

(b)        Supply Obligation. Until such an agreement between Sanofi and One- Two is executed, CPP shall, upon One-Two’s written requests, exercise CPP’s rights under the Sanofi Commercial Supply Agreement, to supply One-Two with its requirements of Product for Development and Commercialization in the Territory on substantially the same terms under which CPP acquires the Product, including the price (i.e., payments due Sanofi for such orders will be made via a pass-through from One-Two to CPP to Sanofi, with no mark-up). One-Two shall deliver to CPP forecasts (binding and non-binding) and purchase orders in sufficient time for CPP to exercise such rights. CPP agrees to exercise its rights to enable One-Two to benefit from all applicable warranties, guarantees and indemnities from Sanofi in the Sanofi Commercial Supply Agreement. With respect to the Product in the Territory delivered by CPP or Sanofi pursuant to this Section 3.7(b) after the Effective Date, One-Two will be responsible for all payments due Sanofi under the Sanofi Commercial Supply Agreement (and such other related ancillary agreements between CPP and Sanofi) to support Development and Commercialization of the Products in the Territory, which shall include pre-commercial supply of such Product requested by One-Two, research and development expenses under such Sanofi Commercial Supply Agreement (and such other related ancillary agreements between CPP and Sanofi) and other ancillary costs and expenses related to such Sanofi Commercial Supply Agreement (and such other related ancillary agreements between CPP and Sanofi) in furtherance of One-Two’s Development and Commercialization of the Products in the Territory (the “One-Two Supply Payments”). CPP’s obligation under this Section 3.7(b) to supply Product shall expire (and One- Two’s obligation to make One-Two Supply Payments for any period after such expiration shall terminate) on the earlier of: (i) the date on which One-Two obtains its own supply of Product from Sanofi pursuant to its own commercial supply agreement; (ii) the date that is two (2) years after any manufacturing exclusivity obligations under the Sanofi Commercial Supply Agreement expire according to their terms or are terminated or (iii) the expiration of the Royalty Term in each country of the Territory.

Article 4

Study Data; Rights of Reference; Data License

4.1	Study Data.

(a)       FAP Pivotal Trial and PACES Trial Study Data. To the extent not provided by CPP to One-Two (including via its Affiliates) prior to the Effective Date, CPP shall as promptly as practicable provide to One-Two copies of or access to all Study Data made, collected or otherwise generated in connection with the FAP Pivotal Trial or the PACES Trial (the “FAP/PACES Trial Study Data”), to the extent such FAP/PACES Trial Study Data is Controlled by CPP or any of its Affiliates. Such delivery shall include a Data Package for each of the FAP Pivotal Trial and the PACES Trial, in electronic format or such other format as One- Two may reasonably request. Any Study Data generated in connection with CPP’s performance of services under this Agreement or the Services Agreement shall be delivered as set forth in therein. Notwithstanding any transfer of the PACES Agreements, CPP NDA and IND 103 to One-Two in accordance with Section 3.1, nor any other provision of this Agreement or the Services Agreement to the contrary, as between the Parties, CPP shall solely own the FAP/PACES Trial Study Data, subject to the rights granted to One-Two in accordance with Sections 4.2(a) and 4.3.

(b)       Future Study Data. The Parties anticipate that in exercising the rights licensed to One-Two in the Territory under Section 5.1, One-Two or its Affiliates or Sublicensees may perform (or have performed on its behalf) clinical studies with respect to FAP Product, including under IND 103 (after ownership thereof is transferred to One-Two) (“One- Two Studies”) and that Study Data may be generated in the performance of such One-Two Studies (all such Study Data that is Controlled by One-Two or its Affiliates, “One-Two Study Data”). For clarity, all Study Data made, collected or otherwise generated in connection with the PACES Trial, to the extent such Study Data is Controlled by CPP or any of its Affiliates, shall be and remain FAP/PACES Trial Study Data. One-Two shall provide CPP with One-Two Study Data pursuant to its obligations under this Agreement (including Article 7), as required by applicable Law in the Territory and as otherwise mutually agreed by the Parties. One-Two will use commercially reasonable efforts to provide One-Two Study Data to CPP that is reasonably requested by CPP solely to support its Regulatory Filings for the FAP Product in the Field outside the Territory. CPP acknowledges that One-Two Study Data is Confidential Information.

4.2	Grant of Rights to Study Data.

(a)       Subject to the terms and conditions of this Agreement, and subject to CPP’s rights and obligations assigned to One-Two under the PACES Agreements in accordance with this Agreement, CPP hereby grants to One-Two, and One-Two hereby accepts, an exclusive, sublicensable, fully paid-up, royalty-free, license to reference and use the FAP/PACES Trial Study Data to support Regulatory Filings and Regulatory Approvals of One- Two, its Affiliates and Sublicensees for the Product in the Field in the Territory, including in connection with Manufacturing, Development and Commercialization activities in connection therewith, and to otherwise support Commercialization and further Development of the Product in the Field in the Territory. CPP acknowledges and agrees that One-Two’s rights to use FAP/PACES Trial Study Data shall include, subject to the PACES Agreements, rights to publish or support publication of the FAP/PACES Trial Study Data for scientific and research purposes, as deemed appropriate by One-Two in accordance with its internal processes, procedures and guidelines for such publications. For clarity: (a) to the extent any FAP/PACES Trial Study Data is within the scope of the Licensed Know-How, the rights granted under Section 5.1(a) shall also apply and (b) CPP shall retain the right to use and disclose FAP/PACES Trial Study Data in Regulatory Filings submitted by or on behalf of CPP and its sublicensees outside of the Territory.

(b)       One-Two hereby grants to CPP, and CPP hereby accepts, an exclusive, sublicensable, fully paid-up, royalty-free, license to reference and use the One-Two Study Data to support Regulatory Filings and Regulatory Approvals of CPP, its Affiliates and licensees for the FAP Product in the Field outside of the Territory. Each of One-Two and CPP acknowledges and agrees that CPP’s rights to use One-Two Study Data shall not include, rights to publish or support publication of the One-Two Study Data for scientific and research purposes.

4.3	Rights of Reference.

(a)       One-Two Grant to CPP. Subject to the terms and conditions of this Agreement, One-Two hereby grants CPP a Right of Reference to each Regulatory Filing for each One-Two Study, including (i) IND 103, (ii) each other IND under which a One-Two Study is performed, (iii) the CPP NDA and (iv) each Regulatory Approval of the FAP Product that is obtained by or on behalf of One-Two or its Affiliates or Sublicensees using One-Two Study Data, to support Regulatory Filings and Regulatory Approvals of CPP, its Affiliates and licensees for the FAP Products in the Field outside of the Territory, including in connection with Manufacturing, Development and Commercialization activities in connection therewith.

(b)       CPP Grant to One-Two. Subject to the terms and conditions of this Agreement, CPP hereby grants One-Two an exclusive Right of Reference to (i) IND 103 and (ii) the CPP NDA (in each case prior to their assignment to One-Two in accordance with this Agreement), and (iii) each Regulatory Approval of the Product that is obtained by or on behalf of CPP or its Affiliates or licensees using FAP/PACES Trial Study Data to support Regulatory Filings and Regulatory Approvals of One-Two, its Affiliates and Sublicensees for the Product in the Field in the Territory, including in connection with Manufacturing, Development and Commercialization activities in connection therewith.

(c)        Regulatory Authority Access; Cross-Reference Letter.

(i)      One-Two shall allow applicable Regulatory Authorities in a country outside of the Territory to have access to information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings for One-Two Studies to the extent necessary to effectuate the Rights of Reference described above in Section 4.3(a) no later than thirty (30) days after written request by CPP (or, if later, as soon as reasonably practicable). One-Two shall provide CPP with a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference.

(ii)    Subject to CPP’s rights and obligations under the PACES Agreements, CPP shall allow applicable Regulatory Authorities in a country inside the Territory to have access to information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings for (A) the FAP Pivotal Trial and (B) the PACES Trial, in each case to the extent necessary to effectuate the Rights of Reference described above in Section 4.3(b) no later than thirty (30) days after written request by One-Two. CPP shall provide One- Two with a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference.

Article 5

Intellectual Property License Grants

5.1	License Rights; Sublicensing.

(a)	License Grants.

(i)      Exclusive Development and Commercialization License in the Territory. Subject to the terms and conditions of this Agreement and effective upon the Effective Date, CPP hereby grants to One-Two an exclusive license, with the right to sublicense in accordance with Section 5.1(c), under the Licensed IP (other than the Licensed Marks, which are licensed pursuant to Section 8.3 below) to Develop, Commercialize, import, offer for sale and sell the Product in the Field solely in the Territory; provided, however, that: (A) if (1) One- Two or its Affiliates or Sublicensees wish to establish clinical trials sites outside the Territory in order to conduct a clinical trial of the Product solely for purposes of Development of the Product in the Territory or (2) CPP, its Affiliates or licensees wish to establish clinical trials sites within the Territory in order to conduct a clinical trial of the Product solely for purposes of Development of the Product outside of the Territory, then the Parties shall discuss in good faith; and (B) CPP shall retain the right to (1) import Product into the Territory for the purpose of fulfilling its obligations to supply Product to One-Two in accordance with Section 3.7, and (2) if applicable, exercise its rights to comply with its obligations under Section 2.2(b) with respect to the PACES Trial or its obligations under the Services Agreement.

(ii)     Non-Exclusive Manufacturing License. Subject to the terms and conditions of this Agreement and effective upon the Effective Date, including Section 5.1(b), CPP hereby grants to One-Two a non-exclusive license, with the right to sublicense in accordance with Section 5.1(c), under the Licensed IP (other than the Licensed Marks) to Manufacture and have Manufactured the Product in the Field anywhere in the world, in each case solely to Develop or Commercialize the Product in the Territory pursuant to Section 5.1(a)(i).

(b)	Limitations on Manufacturing Rights and Exclusivity.

(i)     Notwithstanding the license granted to One-Two under Section 5.1(a)(ii) above to Manufacture and have Manufactured the Product in the Field in the Territory, the Parties acknowledge and agree that, as of the Effective Date: (A) CPP is subject to certain legally binding exclusivity obligations pursuant to that certain Amended and Restated Manufacturing, Packaging and Supply Agreement, dated December 1, 2019, by and between CPP and Sanofi Winthrop Industrie (the “Sanofi Commercial Supply Agreement”), under which Sanofi is granted the right to be the exclusive source of the Product. One-Two acknowledges and agrees that, prior to One-Two entering into a commercial supply agreement with Sanofi (but no later than the remaining term of the Sanofi Commercial Supply Agreement, as in effect on the Effective Date) One-Two shall have no right to Manufacture or have Manufactured Product in any manner that would breach or would cause CPP to breach the Sanofi Commercial Supply Agreement, as in effect on the Effective Date and previously provided to One-Two.

(ii)     Although the license under Section 5.1(a)(ii) is non-exclusive, from and after the Effective Date, CPP’s rights to Manufacture Product or have Product Manufactured in the Territory shall be limited to the following: (A) to grant rights to Sanofi and to otherwise perform its obligations under the Sanofi Commercial Supply Agreement, provided such performance does not and is not reasonably expected to result in the supply of the Product in the Territory to any Person other than One-Two, its Affiliates and Sublicensees, (B) to Manufacture or have Product Manufactured that will be used solely for purposes of Development or Commercialization of the Product outside of the Territory or as otherwise permitted in accordance with Section 5.1(a).

(c)       Sublicense Rights. One-Two may grant sublicenses of the licenses granted to One-Two under Section 5.1(a) through multiple tiers, to any Affiliate or Third Party solely in accordance with this Section 5.1(c). If a sublicense by One-Two pursuant to commercially reasonable terms would not result in One-Two earning a reasonable profit from such sublicense for any calendar year during the proposed sublicense term because of One-Two’s royalty obligation at the rate of [*****] of Net Sales under Section 9.3, then the Parties shall negotiate in good faith to reduce One-Two’s royalty obligation to CPP under Section 9.3 with respect to sales of the Products by such sublicensee to allow for a sublicense on commercially reasonable terms One-Two to generate a reasonable profit from such sublicense. One-Two shall: (i) include in each sublicense agreement terms that permit One-Two to comply with its obligations under this Agreement, including related to reporting the Net Sales royalties and One-Two Sublicensing Fixed Payments received from such Sublicensee to CPP; (ii) notify CPP of such sublicense or amendment thereto within thirty (30) days after it becomes effective, including the identity of the Sublicensee and the territory in which such rights have been sublicensed; (iii) at CPP’s request, subject to compliance with confidentiality obligations under such sublicense agreement, provide CPP a copy of such sublicense agreement and amendment thereto, provided that One-Two may redact financial terms not relevant to CPP’s rights under this Agreement; and (iv) use commercially reasonable efforts to enforce the terms of such sublicense agreement. Each sublicense of One-Two’s rights under this Agreement shall be in writing, shall be consistent with the terms and conditions of this Agreement, and shall require the Sublicensee, in granting any further sublicenses, to comply with One-Two’s obligations under this Section 5.1(c) as though such Sublicensee were One-Two.

(d)       Expiration. Upon expiration (but not earlier termination) of the Royalty Term, on a Product-by-Product and country-by-country basis in the Territory, the licenses granted to One-Two by CPP under Section 5.1(a) shall become fully paid-up, royalty-free, irrevocable and perpetual licenses in the Field with respect to such applicable Product and such applicable country in the Territory.

(e)       Negative Covenant. One-Two shall not use any Licensed IP for any purposes other than those purposes expressly permitted in Section 5.1 or as otherwise expressly permitted in this Agreement. For clarity, One-Two shall not Develop or Commercialize the Product outside of the Territory and shall not enable or support any Affiliate or Third Party to Commercialize the Product outside of the Territory.

5.2	University of Arizona License Agreement.

(a)       One-Two acknowledges and agrees that certain of the rights licensed by CPP to One-Two under this Agreement are subject to CPP’s rights and obligations under that particular Amended and Restated Exclusive License Agreement between the Arizona Board of Regents on behalf of the University of Arizona (“University of Arizona”) and CPP dated December 19, 2013, as amended (“Arizona License Agreement”). One-Two agrees to be bound and subject to all applicable provisions described in the Arizona License Agreement, including Sections 2.2 (with respect to any sublicenses granted by One-Two), 2.3, 2.4, 3, 5.1, 11, and 12 of the Arizona License Agreement. Pursuant to the Arizona License Agreement, University of Arizona may use, solely for educational and internal research purposes, that portion of the Licensed Patents and Licensed Know-How that University of Arizona licensed to CPP, together with the right to sublicense such rights to another institution of higher education only if one of the inventors of such Licensed Patents or Licensed Know-How moves to such other institution.

(b)       CPP shall comply with all obligations under the Arizona License Agreement and shall not exercise its right to terminate the Arizona License Agreement, such that the Arizona License Agreement remains in full force and effect during the Term of this Agreement or, if applicable, until the earlier termination or expiration of CPP’s obligations under the Arizona License Agreement. CPP shall be solely responsible for CPP’s timely payment of all Arizona Payment Obligations in accordance with the terms of the Arizona License Agreement and, upon One-Two’s reasonable written request, shall provide reasonable verification of such payments. In the event CPP fails to timely make any Arizona Payment Obligation in accordance with the terms of the Arizona License Agreement or to otherwise comply with its obligations under the Arizona License Agreement, then in addition to any other remedies One-Two may have under this Agreement in respect of such failure, (i) One-Two may satisfy such Arizona Payment Obligation or perform such other obligations, (ii) upon One-Two’s request, CPP shall use commercially reasonable efforts to cause University of Arizona to accept such payment or such performance from One-Two described in clause (i) above in satisfaction of CPP’s obligations under the Arizona License Agreement, (iii) CPP shall promptly reimburse One-Two for any such amounts as described in clause (i) above paid by One-Two in respect of the Arizona License Agreement or paid by One-Two to Third Parties in the course of such performance, together with interest on such amount at the rate set forth in Section 9.6(e) and (iv) One-Two may offset any unreimbursed amounts from any amounts due from One-Two under this Agreement. CPP shall notify One-Two immediately if any of the events described in Section 7.4 of the Arizona License Agreement occur or are likely to occur, and, in addition to facilitating the assignment of the sublicense of CPP’s license under the Arizona License Agreement to One-Two pursuant to Section 7.6 of the Arizona License Agreement, CPP shall take such steps as One- Two may reasonably request to ensure One-Two’s continued right and license to use that portion of the Licensed IP that is licensed by CPP under the Arizona License Agreement in the Field in the Territory during the Term.

5.3	Exclusivity.

(a)	Restrictions.

(i)      During the Term, and other than in connection with its obligations under this Agreement or its provision of services under the Services Agreement, CPP shall not, directly or indirectly, Develop or Commercialize in the Territory (or license to any Person who will develop or commercialize in the Territory) (a) any product with a formulation containing both Active Ingredients for use in the Field or (b) any product for the treatment or prevention of FAP.

(ii)      During the Term, One-Two shall not, directly or indirectly, Develop or Commercialize in the Territory any product for the treatment or prevention of FAP, except pursuant to this Agreement.

(b)	Exceptions for Change of Control.

(i)      Notwithstanding Section 5.3(a), if either Party undergoes a Change of Control and, on the date of the closing of such Change of Control, the Acquiring Person is Developing, Manufacturing, or Commercializing a Competing Program, then the Acquiring Person shall not be in breach of Section 5.3(a) (and shall not be restricted by Section 5.3(a) on a going forward basis) as a result of such Development, Manufacture, or Commercialization of such Competing Program; provided, that such Acquiring Person: (i) provides written notice to the Party not undergoing the Change of Control no later than sixty (60) days following the closing of such Change of Control which identifies such Competing Program; and (ii) from and after the closing of such Change of Control Segregates such Competing Program.

(ii)      As used in this Section 5.3(b),

(1)    “Acquiring Person” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the Acquired Person in the definition of Change of Control and such Acquired Person’s Affiliates, determined immediately prior to the closing of such Change of Control.

(2)     “Competing Program” means any activities conducted by an Acquiring Person immediately prior to a Change of Control which, if conducted by a Party or its Affiliates, would constitute a breach of the exclusivity provisions contained in Section 5.3(a).

(3)    “Segregate” means, with respect to a Competing Program, to segregate the Development, Manufacture, and Commercialization activities relating to such Competing Program from the Development, Manufacture, or Commercialization activities with respect to the Products under this Agreement, including ensuring that: (A) no personnel involved in performing the Development of such Competing Program have access to non-public plans or non-public information relating to the Development, Manufacture, or Commercialization of Products or any other relevant Confidential Information of the applicable Party; and (B) no personnel involved in performing the Development, Manufacture, or Commercialization of Products have access to non-public plans or non-public information relating to the Development, Manufacture, or Commercialization of such Competing Program; provided, that, in either case (clauses (A) or (B)), senior management personnel may review and evaluate plans and information regarding the Development, Manufacture, or Commercialization of such Competing Program solely in connection with monitoring the progress of products including portfolio decision-making among product opportunities.

5.4

No Conflicting Licenses. During the Term, neither Party nor any of its Affiliates shall grant any right with respect to any Product to any Third Party that would impair or conflict in any way with any of the rights granted to the other Party under any provision of this Agreement.

5.5      No Implied Rights; Right to Perform. Except as expressly provided in Sections 5.1 and 8.3, no rights to any Patents, Know-How, or other intellectual property rights are granted to One-Two under this Agreement, whether by implication, estoppel, or otherwise, provided that each Party shall have the right to perform its obligations under this Agreement and the Services Agreement.

Article 6

Diligence, Regulatory Approval, Commercialization Efforts

6.1        One-Two shall use Commercially Reasonable Efforts to Develop and Commercialize the FAP Product in the United States for use in connection with the treatment or prevention of FAP. One-Two shall use Commercially Reasonable Efforts to seek, obtain and maintain Regulatory Approval for the FAP Product in the United States. In reference to seeking Regulatory Approval and Commercialization of the FAP Product, “Commercially Reasonable Efforts” shall mean those efforts that a pharmaceutical business of comparable size and resources to One-Two and its Affiliates (the “Commercialization Affiliates”) would reasonably employ to market, sell and promote a similar product owned by it or to which it has exclusive rights which is of similar market potential at a similar stage in its development or product life taking into account all relevant circumstances, including (a) patent coverage, safety and efficacy, and product profile, (b) the historical sales trends of the product (if any) and competitiveness in the marketplace, (c) the regulatory and legal structures involved, (d) the size of the possible patient population for the product in the applicable territory given its authorized uses, (e) the promotion sensitivity of the product and the relative level of clinical acceptance of the product, (f) the nature, size and resources of any competition to the product and the relative differentiation of the product versus any competitive offerings, (g) the relative difficulties associated with achieving insurance and other payor coverage for the product, (h) the relative difficulties associated with achieving formulary acceptance for the product, (i) the resources available to the Commercialization Affiliates to market and sell the Product, including through the sales force of the Commercialization Affiliates, (j) the adverse event profile of the product, and (k) the pricing and reimbursement dynamics associated with the product. As part of its Commercially Reasonable Efforts to Commercialize the FAP Product in the United States, One-Two does not guaranty or covenant to CPP that it or its Commercialization Affiliates will commit any particular number of salespeople or incur any particular level of spending in any given period of time relative to the Development and Commercialization of the FAP Product in the United States. One-Two will use Commercially Reasonable Efforts to provide compensation and incentives to sales representatives it engages to Commercialize the FAP Product in the locations for which Commercialization of the FAP Product is authorized by One-Two in amounts commensurate with products of similar size and potential; provided that One-Two shall comply in all material respects with all applicable Law with respect to such compensation and incentives.

6.2        During the Term, if One-Two determines in its sole judgment that it is not commercially reasonable to Develop or seek or obtain Regulatory Approval for the FAP Product in the United States, One-Two shall notify CPP of such decision within five (5) Business Days. For clarity, such a determination shall not be a breach of One-Two’s obligation to use Commercially Reasonable Efforts to Develop and seek and obtain Commercialize Regulatory Approval for the FAP Product in the United States in accordance with Section 6.1. Upon such notification from One-Two, CPP may terminate the Agreement with respect to the FAP Product in the United States pursuant to Section 14.2(b).

Article 7

Material Developments

The Parties will promptly share information regarding material Development, regulatory, and Commercialization activities with respect to the FAP Product. Once every year during the Term, each Party will provide the other Party with a summary of any material developments with its Development and Commercialization of the FAP Product, and meet with a representative of the other Party for an update on the Development, regulatory, and Commercialization activities with respect to the FAP Product.

Article 8

Commercialization

8.1        Generally. One-Two (on its own or acting through or together with any of its Affiliates, Sublicensees or Contractors) has the sole right and responsibility to Commercialize the Product in the Field in the Territory at its sole cost and expense (except as expressly provided in this Agreement). One-Two shall have the sole right and authority, at its sole cost and expense, to promote the Product in the Field in the Territory. As between the Parties, CPP has the sole right and responsibility to Commercialize the Product in the Field outside the Territory at its sole cost and expense. CPP shall have the sole right and authority, at its sole cost and expense, to promote the Product in the Field outside the Territory.

8.2        Conduct and Coordination of Commercialization Activities. To the extent One-Two engages any Affiliates, Sublicensees or Contractors to participate in Commercialization, One-Two shall and shall cause its Affiliates, Sublicensees and Contractors to conduct all Commercialization in accordance with the terms and conditions of this Agreement and in compliance with applicable Law.

8.3	Trademark License.

(a)    Trademark License. Subject to the terms and conditions of this Agreement, CPP hereby grants to One-Two, during the term of this Agreement, an exclusive, royalty-free license to reproduce, use and display the Licensed Marks solely to (i) Commercialize the FAP Product in the Field and (ii) Manufacture and have Manufactured the Product in the Field anywhere in the world, in each case solely to Commercialize the Product in the Territory pursuant to Section 5.1(a)(i). All representations of the Licensed Mark(s) that One- Two intends to use, if not previously approved by CPP, will first be submitted to CPP for approval, such approval not to be unreasonably withheld, conditioned or delayed. All goodwill accruing from the use of any Licensed Marks shall inure solely to the benefit of CPP.

(b)    Ownership. One-Two acknowledges that the Licensed Marks are owned by CPP. The Licensed Marks shall be and remain the sole and exclusive property of CPP. One- Two agrees, at the reasonable request of CPP, to execute any and all proper documents appropriate to assist CPP in obtaining and maintaining CPP’s rights in and to the Licensed Marks.

(c)    Products. During the Term, One-Two shall have the right, but shall not be obligated, to Commercialize the FAP Product in the Territory under the Licensed Marks. To the extent One-Two determines to utilize the Licensed Marks for the FAP Product, all packaging materials, package inserts, labels, labeling, and marketing, sales, advertising and promotional materials relating to the FAP Products distributed by One-Two under this Agreement shall bear the Licensed Marks together with a notice that the such marks are used under license from CPP, subject to the approval of such labeling by appropriate Governmental Authorities. Prior to First Commercial Sale, One-Two shall submit to CPP, for prior approval, which, if such consistent with CPP’s standards of quality, shall not be unreasonably withheld, conditioned or delayed, all materials bearing the Licensed Marks that One-Two intends to use with respect to Licensed Products (such approved materials, the “Approved Materials”). Following approval, One-Two may continue to use the Licensed Marks in a manner materially consistent with such approval and any subsequent approval by CPP shall only be required if material changes are made to the Approved Materials. Upon reasonable request, One-Two shall provide CPP with samples of such use.

Article 9

Financial Provisions

9.1        Upfront Amount. In partial consideration of the license and rights granted by CPP to One-Two under this Agreement, subject to this Section 9.1, One-Two shall pay an amount equal to $5 Million Dollars (the “Upfront Amount”), subject to and in accordance with this Section 9.1. The Upfront Amount that is payable on the Payment Date is non-refundable and non-creditable against any other payments due hereunder, but shall be taken into account in determining the amount of other payments due under this Agreement. One-Two will pay, by wire transfers of immediately available funds, [*****] Dollars (the “Effective Date Payment”) of the Upfront Amount on or within two (2) Business Days after the Effective Date as follows: (a) to CPP $2,202,800 Dollars (“Initial Upfront Payment”) in accordance with the wire instructions provided by CPP in writing to One-Two prior to the Effective Date and (b) to Sanofi-Aventis (or any of its Affiliates) €1,113,718 Euros (on behalf of CPP (the “Initial Sanofi Payment”) in accordance with the wire instructions provided by CPP in writing to One-Two prior to the Effective Date. The remaining $1,460,739 Dollars of the Upfront Amount will be retained by One-Two and subsequently paid to Sanofi-Aventis (or any of its Affiliates) after the Effective Date, in accordance with the anticipated payment schedule set forth on Schedule 9.1 and pursuant to the payment instructions provided to One-Two prior to the payment (or such other payment instructions provided by Sanofi to One-Two), on behalf of CPP for CPP’s obligations arising under the Sanofi Commercial Supply Agreement. CPP will provide One-Two with prompt notice and detailed calculations of all amounts due to Sanofi-Aventis (or any of its Affiliates) under the Sanofi Commercial Supply Agreement or any ancillary or related agreement(s) thereto pursuant to this Section 9.1 or Section 3.7(b), in each case related to Manufacturing the Products. The aggregate payments to Sanofi-Aventis (or any of its Affiliates) by One-Two on behalf of CPP (whether or not such payment obligations are identified by CPP) are referred to as the “Sanofi Required Payments.” The date on which the Initial Upfront Payment and Initial Sanofi Payment are paid by One-Two in accordance with the payment instructions provided by CPP to One-Two before the Effective Date is referred to in this Agreement as the “Payment Date.” Notwithstanding anything to the contrary in this Agreement, One-Two is not in any way responsible for or liable in connection with any aspect of the calculation of the amount of the Initial Sanofi Payment or any other Sanofi Required Payments or any failure of CPP or Sanofi to receive the Initial Upfront Payment or Initial Sanofi Payment, other than as a result of One-Two not sending by wire transfer of immediately available funds such payments in accordance with the wire instructions provided by CPP to One- Two prior to the Effective Date.

9.2	Regulatory Milestone Payment.

Subject to Sections 9.4, 9.5 and 14.4(a), within ninety (90) days of the first achievement of the applicable milestone event (“Regulatory Milestone Event”), One-Two shall pay to CPP the applicable one-time, non-refundable, regulatory milestone payment set forth below (“Regulatory Milestone Payment”) upon the achievement of the corresponding milestone.

Milestone	Regulatory Milestone Event	Milestone Payment
[*****]	[*****]	[*****]
“Delayed Milestone”

(i) Regulatory Approval by the FDA in the United States of the CPP NDA for the FAP Product after March 31, 2022; or

(ii) Regulatory Approval by the FDA in the United States for the FAP Product in response to an NDA that is prepared and filed by One-Two (i.e., an NDA that is not the CPP NDA)

[*****]

[*****] The maximum Delayed Milestone payable under this Agreement (if any) is a one-time payment of [*****]. The Regulatory Milestone Payment relates only to the FAP Product, and no Regulatory Milestone Payment will be due for any Product (other than the FAP Product). One- Two’s payment pursuant to this Section 9.2 shall be in accordance with the wire payment instructions received from CPP in writing no less than five (5) Business Days before the payment is due.

9.3       Royalties. In partial consideration of the licenses and rights granted to One-Two under this Agreement with respect to the Products, subject to Sections 9.4 and 9.5, One-Two shall pay CPP royalties on the aggregate Net Sales of Products by One-Two and its Affiliates and Sublicensees (subject to Section 10.3(c)) during each Calendar Year of the applicable Royalty Term for such Products in the Territory at the rates set forth below (with only clause (a) or (b) applying, as applicable, but not both).

(a)       [*****]

(b)      [*****]: One-Two shall pay to CPP a royalty of [*****] of (“Delayed Milestone Initial Royalty”) Net Sales of Products in the Territory, beginning on the date of First Commercial Sale of a Product in the Territory; provided that when such payments (together with payments deemed made) under the foregoing Delayed Milestone Initial Royalty, together with any other payments to CPP (or deemed paid to CPP) under this Agreement (e.g., the Upfront Amount (including the Sanofi Required Payments), the Delayed Milestone Payment and any applicable CPP Share of Expenses), total [*****] Dollars (“Delayed Milestone Step-Down Threshold”), One-Two shall pay to CPP for the remainder of the applicable Royalty Term(s) a royalty [*****] (“Delayed Milestone Capped Royalty”) of Net Sales of Products in the Territory. For clarity, any payments due to Sanofi as part of a One-Two Supply Payment shall not be included as part of the calculation for the Delayed Milestone Step-Down Threshold.

9.4      Pre-Approval Reimbursements. Payment of the applicable Regulatory Milestone Payment (as set forth in Section 9.2) or Net Sale royalties (as set forth in Section 9.3) shall be reduced on a dollar-for-dollar basis by any amounts funded by One-Two for One-Two’s direct employee, clinical and regulatory costs associated with any Development activities necessary to secure FDA approval for the Product in the U.S. for the FAP Indication (other than One-Two’s Share of Expenses as described in Section 9.5 below or any general overhead costs or expenses), as determined according to One-Two’s accounting methodologies generally and consistently applied and in accordance with U.S. generally accepted accounting principles. Such costs shall be offset (i) initially against the applicable Regulatory Milestone Payment and (ii) then, against any Net Sales royalties (as set forth in Section 9.3) due to CPP, unless One-Two determines to apply the offset in a different order. The amount of the reduced applicable Regulatory Milestone Payment or Net Sales royalties, as applicable, shall be deemed paid to CPP solely for the purposes of determining whether the Milestone A Step-Down Threshold or Delayed Milestone Step-Down Threshold, as applicable, has been reached.

9.5       Post-Approval Requirement Expenses. If the FAP Product is approved by the FDA with requirements for further clinical trials or compliance requirements (e.g., development of a REMS program, post-marketing commitments, clinical trials required to support accelerated approval, etc.), CPP and One-Two shall share on a 50/50 basis the associated expenditures for such post-approval clinical trial or compliance requirements that are required by the FDA (with CPP’s share referred to as the “CPP Share of Expenses” and One-Two’s share referred to as the “One-Two Share of Expenses”). The CPP Share of Expenses shall be funded by One-Two and offset on a dollar-for-dollar basis (i) initially against the applicable Regulatory Milestone Payment, but solely for any CPP Share of Expenses that have accrued as of the date such Regulatory Milestone Event payment is due or are estimated by One-Two to be incurred, based on a budget for such further clinical trials or compliance requirements prepared by One-Two in good faith (the “One-Two Post-Approval Compliance Budget”) and (ii) then, against any Net Sales royalties (as set forth in Section 9.3) due to CPP based on the One-Two Post Approval Compliance Budget. If following completion of the clinical trials or compliance requirements the actual CPP Share of Expenses is less than the amount offset against the applicable Regulatory Milestone Payment and/or Net Sales royalties, then One-Two will promptly reimburse CPP for such excess amount. For clarity, the One-Two Share of Expenses shall not be offset against any payments required to be made by One-Two to CPP under this Agreement. The CPP Share of Expenses that offset any payment otherwise payable by One-Two to CPP shall be deemed paid to CPP solely for purposes of determining whether the Milestone A Step-Down Threshold or Delayed Milestone Step-Down Threshold, as applicable, has been reached.

9.6	General Provisions Relating to Payments.

(a)        Accounts. All payments due CPP or One-Two shall be paid in Dollars and shall be transmitted to CPP or One-Two, as applicable, by bank wire transfer of immediately available funds. Either Party may change the designated bank account by written notice to the other Party signed by a duly authorized Representative of the changing Party. The remittance shall be made to the bank account of CPP in accordance with instructions provided to One-Two by CPP’s corporate controller.

(b)        Due. The applicable Party shall notify the other Party in writing no later than ten (10) Business Days after the occurrence of the applicable Regulatory Milestone Event set forth in Section 9.2. The applicable milestone set forth in Section 9.2 shall be due within ninety (90) days of achievement of the applicable Regulatory Milestone Event by or on behalf of One-Two. For the avoidance of doubt, a milestone payment will be payable only one time and no milestone payment will be paid in the event that the corresponding milestone event is not achieved in accordance with the terms and limitations set forth above. Within forty-five (45) days after the end of each Calendar Quarter, One-Two shall pay to CPP the total royalties, if any, due to CPP for such Calendar Quarter. Within thirty (30) days after the receipt of any invoice for other Payments or reimbursements due under this Agreement, a Party shall pay or reimburse the requesting Party.

(c)        Taxes. All payments made by One-Two to CPP pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all Taxes, except for any Taxes required to be deducted and withheld under applicable Law. CPP shall be solely responsible for paying any and all Taxes (other than withholding Taxes required by applicable Law to be deducted from Payments and remitted by One-Two) levied on account of, or measured in whole or in part by reference to, any Payments it receives. One-Two shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold and remit any such amounts to the applicable taxing authority, and all such amounts shall be treated as having been paid to CPP for all purposes of this Agreement. One-Two shall use commercially reasonable efforts to assist CPP in determining eligibility for exemption from, and claiming any reductions in, any Tax withholding requirements. Notwithstanding the foregoing, if CPP is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to One-Two or the appropriate governmental authority (with the reasonable assistance of One-Two) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve One-Two of its obligation to withhold such Tax, and One-Two shall apply the reduced rate of withholding or dispense with withholding, as the case may be, to the extent permitted by Law; provided that One-Two has received evidence of CPP’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) reasonably in advance of the date that the applicable Payment is due. If, in accordance with the foregoing, One-Two withholds any amount, it shall send to CPP proof of remittance to the applicable taxing authority within ten (10) Business Days following such remittance.

(d)    Currency Conversion. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of Net Sales invoiced in other currencies shall be consistent with One-Two’s internal accounting practices.

(e)     Late Payments. Each Party shall be liable for interest on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to monthly prime rate as published by Citibank N.A., New York, New York, U.S., or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or a comparable reference interbank rate per currency or the maximum rate allowable by applicable Law, whichever is lower; provided that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

(f)     Payment for Third Party Licenses. During the Term, One-Two and its Affiliates will have the right, following reasonable consultation with CPP, to negotiate and obtain a license of intellectual property rights from one or more Third Parties (each such Third Party license (including any license granted in settlement of any litigation) is referred to as a “Third Party License”) if in the absence of such license the Development or Commercialization in the Territory or the Manufacture of the Product by or on behalf of One-Two would, in One- Two’s good faith assessment, infringe intellectual property rights of any such Third Party. If such license requires the payment of royalties or other consideration to such Third Party (collectively, “Third Party Payments”), then One-Two may offset against the Regulatory Milestone Payment and/or royalties that would otherwise be payable to CPP under this Agreement fifty percent (50%) (unless prior to the Effective Date, CPP knew that a Third Party License would be required, then for such Third Party License, fifty percent (50%) will be increased to one hundred percent (100%)) of the Third Party Payments actually paid to such Third Party for such a Third Party License. This Section 9.6(f) shall not apply to any One-Two Supply Payments or Third Party Payments payable by One-Two or any of its Affiliates or Sublicensees under any license or other agreement between One-Two or any of its Affiliates or Sublicensees, on the one hand, and any Third Party, on the other hand, in existence as of the Effective Date or to any payments by One-Two to Sanofi (or any of its Affiliates) under any supply agreement entered into between Sanofi (or any of its Affiliates) and One-Two as set forth in Section 3.7(a).

9.7	Reporting, Records and Audit Rights.

(a)	Reports.

(i)    Commencing with the First Commercial Sale of a Product by One- Two or its Affiliates or Sublicensees, (a) within thirty (30) days after the end of each Calendar Quarter, One-Two shall make preliminary written reports to CPP stating in each such report, by Product, the estimated aggregate Net Sales in U.S. Dollars of Products sold in the Territory during such Calendar Quarter by One-Two and its Affiliates and Sublicensees, and (b) within forty-five (45) days after the end of each Calendar Quarter One-Two shall make final written reports to CPP stating in each such report, by Product, the aggregate Net Sales in U.S. Dollars of Products sold during such Calendar Quarter by One-Two and its Affiliates and Sublicensees. The final report shall also show (a) the calculation of the royalty payments due to CPP on such Net Sales (including aggregate gross amounts invoiced for such Product in each country in the Territory during the reporting period and the reductions or offsets applied pursuant to Sections 2.2(b), 9.4, 9.5 or 10.2(c)), (b) the amount of Taxes, if any, withheld to comply with applicable Laws, and (c) the exchange rates used in calculating the payments due CPP, which exchange rates shall comply with Section 9.6(d). If no royalties are due, One-Two shall so report. All preliminary and final reports delivered by One-Two under this Section shall be Confidential Information of One-Two; provided that information regarding revenue received hereunder by CPP may be shared as necessary with any CPP licensor to the Licensed IP to the extent required under the applicable license agreement for such Licensed IP; provided such CPP licensor is bound to keep such information confidential.

(b)    Records. One-Two shall and shall cause its Affiliates, or any licensee or Sublicensee of any of the foregoing, to, keep complete and accurate financial books and records pertaining to the Commercialization of Products hereunder in sufficient detail to calculate and verify all amounts payable hereunder. One-Two shall and shall cause its Affiliates and its and their Sublicensees to, retain such books and records for a period of three (3) years after CPP’s receipt of any report to which such records relate.

(c)     Audits. At the written request of CPP delivered to One-Two not less than thirty (30) days in advance (but no more than once during a Calendar Year), One-Two shall, and shall cause its Affiliates and its and their Sublicensees to, permit an independent certified public accounting firm of nationally recognized standing designated by CPP, with access upon reasonable notice and during normal business hours, and reasonably acceptable to One-Two for the sole purpose of verifying the accuracy of the financial reports and payments that are the subject of such audit, it being understood that any one period or periods being audited shall only be audited on a single occasion unless a prior audit has identified material discrepancies or issues. Each statement provided by One-Two and all records of One-Two, its Affiliates or any licensees or Sublicensees of the foregoing that are subject to inspection pursuant to this Section 9.7(c) shall be deemed to be the Confidential Information of One-Two subject to the confidentiality obligations of Article 11. The auditor will provide its report to CPP and One- Two at the same time. If as a result of any such audit or inspection, CPP reasonably concludes that One-Two has underpaid or failed to pay any amounts due under this Agreement for any audited period, CPP shall inform One-Two of such alleged non-payment or underpayment by a written notice setting forth in reasonable detail the amount of the alleged non-payment or underpayment and the basis for its calculation. Unless and to the extent One-Two disputes the amount of the non-payment or underpayment set forth by CPP in such notice, One-Two will pay to CPP the amount of such non-payment or underpayment within thirty (30) days of its receipt of such notice from CPP. In the event One-Two does dispute all or any portion of the alleged non- payment or underpayment set forth in such notice, One-Two will so notify CPP in writing within thirty (30) days after receipt of such notice and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so, they will submit the dispute for resolution to an independent third party accounting firm jointly selected by the Parties (the “Independent Arbiter”). The decision of the Independent Arbiter as to the amount, if any, of any non-payment or underpayment shall be final. The cost of such audit shall be borne by CPP, unless such audit reveals either non-payment of a milestone payment that was due under this Agreement or, in respect of the Net Sales, an underpayment or overcharge of more than seven and a half percent (7.5%) from the total reported amount owed to CPP in the applicable audit period, in which case One-Two shall pay the professional services fees of the auditor for such audit. If such audit concludes that excess amounts were paid by One-Two, One-Two shall be allowed to credit such excess amounts against future amounts owed, or, at its election, require CPP to refund the amount overpaid within thirty (30) days of such election.

Article 10

Intellectual Property Matters

10.1	Collaboration Inventions; Product Improvements

(a)	Ownership.

(i)    As between the Parties, and subject to the licenses granted under this Agreement, each Party shall own or retain all rights, title, and interests in and to all Patent Rights, Know-How, and other intellectual property rights that: (i) such Party owns or otherwise Controls as of the Effective Date; or (ii) that such Party develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement. Without limiting the foregoing, as between the Parties, CPP will continue to own all Licensed IP.

(ii)    The Parties acknowledge that during the course of performing their respective obligations under the Transaction Documents, certain Inventions, data, information, or other intellectual property may be conceived of or reduced to practice by a Party or the Parties, or their respective Affiliates or sublicensees, or employees or agents of any of them with respect to the FAP Product (“Collaboration Inventions”). Inventorship of any Collaboration Invention shall be determined in accordance with the patent laws of the United States of America. Except as otherwise specifically provided in a Transaction Document, each Party shall solely own all Collaboration Inventions made, developed, conceived, first reduced to practice, fixed in any tangible medium of expression or created solely by such Party or its Affiliates or sublicensees and their employees and agents, and the Parties shall jointly own all Collaboration Inventions jointly made, developed, conceived, first reduced to practice, fixed in any tangible medium of expression or created by both Parties or their Affiliates or sublicensees and their employees, or agents.

(b)	Product Improvements.

(i)    Each Party shall promptly disclose to the other all Collaboration Inventions that are in the nature of (a) any formulations of the FAP Product, including with respect to dosage size or frequency (e.g., weekly versus daily), delivery methods (e.g., oral versus injectable), (b) uses of the FAP Product to diagnose, prevent or treat any disease or condition other than FAP, including uses that include one or more steps to diagnose, identify, select, target, or exclude patient populations or personalize the therapy, (c) methods of Manufacture of the FAP Product (each such Invention in clauses (a)-(c) above, a “Product Improvement”), and related data and records, in sufficient detail to enable each Party to identify each inventor, creator, discoverer or author, as applicable, and to evaluate the patentability of each such Product Improvement. During the Term, CPP shall not disclose, use, license or Commercialize in the Territory any Product Improvement that relates to any Product.

(ii)    All Patents that Cover any Product Improvement that are Controlled by CPP or its Affiliates shall be deemed Licensed Patents, and all such Product Improvements that are not Covered by a Patent shall be deemed Licensed Know-How, and in each case subject to the license granted to One-Two under Section 5.1.

(iii)    If One-Two or any of its Affiliates Controls a Patent that Covers any Product Improvement (each, a “One-Two Product Improvement Patent”), One-Two hereby grants and agrees to grant to CPP a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, with the right to grant sublicenses (through multiple tiers), subject to Section 15.2(a), under such One-Two Product Improvement Patent for any and all purposes; provided, however, that during the Term, CPP’s license under any One-Two Product Improvement Patents shall not include the right to perform activities in the Territory to the extent such activities are the subject of the exclusive license under the Licensed IP that is granted to One-Two under this Agreement.

(c)         Assignment Obligation. Each Party shall (i) cause all of its employees and agents and (ii) use commercially reasonable efforts to cause all other Persons, in each case ((i) and (ii)), who perform activities on behalf of such Party or its Affiliates in connection with this Agreement, to be under a written obligation to assign their rights in any intellectual property resulting therefrom to such Party, except where applicable Law requires otherwise. Each Party shall and hereby does assign to the other Party any right, title, and interest it may have in any Invention that is to be owned by the other Party pursuant to this Section 10.1, and agrees to execute such documents and take such other actions reasonably requested by the other Party to the extent necessary to give effect to the ownership allocation set forth in this Section 10.1.

10.2	Patent Prosecution of Licensed Patents.

(a)        Prosecution. As between the Parties, CPP, acting through outside patent counsel, shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Licensed Patents. CPP shall carry out any preparation, filing, prosecution and maintenance of such Licensed Patents with commercially reasonable efforts in any jurisdiction within the Territory or outside the Territory. One-Two shall cooperate with CPP in the preparation, filing, prosecution and maintenance of such Licensed Patents, including by providing CPP with data and other information as appropriate and executing all necessary declarations, affidavits, powers or attorney, assignments and other paperwork. CPP shall copy One-Two on all material correspondence from and to any patent office relating to such Licensed Patents in a timely manner, and CPP shall provide One-Two with drafts of all proposed filings and material correspondences to the patent authorities with respect to such Licensed Patents in reasonably adequate time before filing or submission of such materials, for One-Two’s review and comment. CPP will consider in good faith One-Two’s reasonable comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so; provided, however, that in the event of disagreement between the Parties regarding the content of any such filings or correspondence, CPP shall have the right to make the final decision regarding such matters, unless such matters are within the scope of CPP’s obligations and One-Two’s rights under Section 10.2(b) below. CPP further agrees that it will timely provide One-Two such information regarding the prosecution of Patents outside of the Territory that relate to (by claim of priority or shared subject matter) any of the Licensed Patents as One-Two may reasonably require to conduct its review of such matters. For the purpose of this Article 10, “prosecution” shall include any patent interference, opposition, pre-issuance Third Party submission, ex parte re-examination, post-grant review, inter partes review or other similar proceeding, appeals or petitions to any Board of Appeals in a patent office, appeals to any court for any patent office decisions, reissue proceedings, and applications for patent term extensions and the like, regardless whether said “prosecution” occurs in any jurisdiction within the Territory or outside the Territory.

(b)        Notice Not to File or Continue Prosecution or Maintenance. CPP shall notify One-Two of any decision not to file for, prosecute or maintain, or not to continue to pay the expenses of prosecution or maintenance of, any Licensed Patents in the Territory, including divisional and continuation Patents. CPP shall provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, One-Two shall, at its sole cost and expense, have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such Licensed Patent. Without limiting the foregoing, CPP shall not take any action in respect of prosecution or maintenance of any Licensed Patent that is licensed to CPP under the Arizona License Agreement that would require CPP to provide notice to the University of Arizona (pursuant to Section 4.2 of the Arizona License Agreement) of its election to affirmatively abandon prosecution or maintenance of such Licensed Patent unless One-Two has expressly consented to such action in writing, and with respect to any such matters, CPP will provide notice to One-Two of its decision in sufficient time to enable One-Two to determine whether to exercise its rights under this Section 10.2(b) in respect of such Licensed Patent and to then timely notify the University of Arizona in accordance with Section 4.2 of the Arizona License Agreement in the event One-Two does not elect to continue prosecution or maintenance of such Licensed Patent.

(c)         Allocation of Costs. All costs and expenses incurred in connection with the preparation, filing, prosecution and maintenance of such Licensed Patents in the Territory shall be treated as follows: (i) if incurred by CPP, then One-Two shall reimburse CPP within thirty (30) days after CPP provides reasonable documentation of such expenses; and (ii) if incurred by One-Two directly, then One-Two may deduct such costs from any royalties due to CPP as set forth in Section 9.3.

10.3	Patent Enforcement and Defense.

(a)        Each Party shall give the other Party notice of any known or suspected infringement in the Territory by a Third Party of any Licensed Patent or One-Two Product Improvement Patent (“Patent Infringement”) within fifteen (15) Business Days after such Patent Infringement comes to such Party’s attention.

(b)        One-Two shall have the first right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement in the Territory (an “Enforcement”) at its sole cost and expense and discretion as it reasonably determines appropriate. One-Two shall keep CPP informed and reasonably consult with CPP in the course of such Enforcement, including, with respect to Licensed Patents, with sufficient notice and information to permit CPP to comply with its obligations under the Arizona License Agreement (including with respect to Section 6 of the Arizona License Agreement). One-Two shall cooperate with CPP in developing a strategy for such Enforcement to the extent such Enforcement may affect any rights, remedies, filing, prosecution, enforcement, or defense of CPP outside the Territory. CPP shall have the right to join or participate in any such Enforcement by counsel of its choice at its sole cost and expense.

(c)         At the request of One-Two, CPP shall reasonably cooperate and provide any information or assistance in connection with any Enforcement, including executing reasonably appropriate documents, cooperating in discovery and, if required by applicable Law, itself joining as a party or causing the University of Arizona to join as a party (solely to the extent permitted to do so under the Arizona License Agreement) to the action at One-Two’s cost.

(d)        In connection with any Enforcement, One-Two shall not enter into any settlement admitting the invalidity or unenforceability of, or otherwise impairing CPP’s rights in, the Licensed Patents (or any claim thereof) or One-Two Product Improvement Patents (or any claim thereof) without the prior written consent of CPP, such consent to be provided at CPP’s sole discretion, with respect to the Licensed Patents (or any claim thereof), or not to be unreasonably withheld, with respect to the One-Two Product Improvement Patents (or any claim thereof).

(e)        If One-Two does not commence an Enforcement within one hundred eighty (180) days after a notice from either Party under Section 10.3(a), then CPP shall have the right but not obligation, to commence an Enforcement at its own cost, if such Patent Infringement relates to the Licensed Patents; provided that CPP shall not settle any Patent Infringement in a manner that, without the express prior written consent of One-Two, diminishes or has a material adverse effect on the rights or interest of One-Two under this Agreement, imposes costs or liability on One-Two for which One-Two is not liable under this Agreement or applicable Law, or involves any admission of liability by One-Two. At the request of CPP, One- Two shall reasonably cooperate and provide any information or assistance in connection with such Enforcement, including executing reasonably appropriate documents, cooperating in discovery and, if required by applicable Law, itself joining as a party.

(f)         The Party commencing the proceeding shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider in good faith input from the other Party during the course of the Enforcement.

(g)        Any recoveries resulting from an Enforcement, including pursuant to a settlement, shall be applied as follows: (i) first to reimburse each Party, on a pro rata basis, for such Party’s out-of-pocket costs and expenses in connection with such Patent Infringement proceeding; (ii) any reimbursement required to the University of Arizona for its out-of-pocket costs and expenses in connection with such Patent Infringement proceeding, (iii) (A) if One-Two is the party initiating and conducting such Enforcement, the remaining amount of any recovery will be deemed Net Sales and allocated to the Parties in the same proportion as set forth in Section 9.3 or (B) if CPP is the party initiating and prosecuting the action, the remaining amount of any recovery shall be allocated such that eighty percent (80%) shall be retained by CPP and twenty percent (20%) shall be paid to One-Two; provided, that any portion of such remaining recovery that constitutes punitive or enhanced damages recovered by judgment (assuming that recoveries constituting punitive or enhanced damages are first applied to the foregoing costs and expenses) shall be retained by the enforcing Party.

(h)        One-Two acknowledges and agrees that One-Two’s rights under this Section 10.3 are subject to the rights and obligations of University of Arizona under the Arizona License Agreement.

10.4    Third Party Patent Proceedings. One-Two shall have the sole and exclusive right, but not the obligation, to control the defense to any legal action to challenge any Licensed Patents in the Territory or One-Two Product Improvement Patents in the Territory, including in connection with an Enforcement, declaratory judgment action, patent interference, opposition, pre-issuance submission, ex parte re-examination, post-grant review, inter partes review, patent litigation or similar proceeding, at its sole cost and expense. One-Two shall cooperate with CPP in developing a strategy for such action to the extent such action may affect any rights, remedies, filing, prosecution, enforcement, or defense of CPP outside the Territory. One-Two shall keep CPP reasonably informed of the status of such action. One-Two shall provide the CPP with copies of all pleadings and other documents filed with the court and shall consider in good faith input from CPP during the course of such action. At the request of One-Two, CPP shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 10.4, including executing reasonably appropriate documents, cooperating in discovery and, if required by applicable Law, joining as a party to the action at One-Two’s cost and expense. In connection with any such action, One-Two shall not enter into any settlement admitting the invalidity or unenforceability of, or otherwise impairing CPP’s rights in, the Licensed Patents (or any claim thereof) or One-Two Product Improvement Patents (or any claim thereof) without the prior written consent of CPP, such consent to be provided at CPP’s sole discretion, with respect to the Licensed Patents (or any claim thereof), or not to be unreasonably withheld, with respect to the One-Two Product Improvement Patents (or any claim thereof).

10.5    Patent Extensions. The Parties shall cooperate in obtaining any available patent term restoration (under but not limited to the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents in any country or region where applicable. On a Product-by-Product and country-by-country basis, One-Two shall have the right to direct the filing of an Orange Book listing for one or more Licensed Patents or similar application for Regulatory Exclusivity in any country within the Territory and, in respect of any patent term extension for any such Licensed Patent, One-Two shall determine which Licensed Patent it will apply to extend the patent term of with respect to such Product in such country in the Territory. The Parties agree to cooperate and provide all reasonable assistance in connection with any such filing.

10.6	Patent Prosecution of One-Two Product Improvement Patents.

(a)        Prosecution. As between the Parties, One-Two, acting through outside patent counsel, shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any One-Two Product Improvement Patents. One-Two shall carry out any preparation, filing, prosecution and maintenance of any One-Two Product Improvement Patents with commercially reasonable efforts. One-Two shall copy CPP on all correspondence from and to any patent office relating to such One-Two Product Improvement Patents in a timely manner, and One-Two shall provide CPP with drafts of all proposed filings and material correspondences to the patent authorities with respect to such One-Two Product Improvement Patents in reasonably adequate time before filing or submission of such materials, for CPP’s review and comment. One-Two will consider in good faith CPP’s reasonable comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so; provided, however, that in the event of disagreement between the Parties regarding the content of any such filings or correspondence, One-Two shall have the right to make the final decision regarding such matters.

(b)        Notice Not to File or Continue Prosecution or Maintenance. One-Two shall notify CPP of any decision not to file for, prosecute or maintain, or not to continue to pay the expenses of prosecution or maintenance of, any One-Two Product Improvement Patents, including divisional and continuation Patents. One-Two shall provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such One-Two Product Improvement Patent. In such event, CPP shall, at its sole cost and expense, have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such One-Two Product Improvement Patent.

10.7     Third Party Infringement Claims. If any action, suit or proceeding is brought against either Party, or any Affiliate or sublicensee of either Party, alleging the infringement of the intellectual property rights of a Third Party by reason of the Development, Manufacturing or Commercialization of a Product, each of the Parties shall have the right, but not the obligation, to defend itself in such action, suit or proceeding at its sole cost and expense. The Parties shall cooperate with each other in any defense of any such suit, action or proceeding. The Parties shall give each other prompt written notice of the commencement of any such suit, action or proceeding, or receipt of any claim of infringement, and shall furnish each other a copy of each communication relating to the alleged infringement. Neither Party shall compromise, litigate, settle or otherwise dispose of any such action, suit or proceeding without the other Party’s advice and prior consent, provided that the Party not having the right to defend the suit shall not unreasonably withhold or delay its consent to any settlement which does not have a material adverse effect on its rights, obligations or benefits, either under this Agreement or otherwise. The Party first having actual notice of any claim, action or proceeding referenced in this Section 10.7 shall promptly notify the other Party in writing, setting forth in reasonable detail, to its knowledge, the facts related to any such claim, action or proceeding. The Parties shall promptly discuss proposed responses to any such matters.

10.8         Trademark Prosecution. CPP shall control the filing, prosecution and maintenance of the Licensed Marks. One-Two shall not (and shall cause its Affiliates and Sublicensees not to): (i) establish any Internet domain name or URL incorporating any Licensed Mark without CPP’s prior written consent; (ii) use the Licensed Marks in combination with any other name or trademark in a manner that creates a combination trademark; (iii) contest the validity of, or take any action that a reasonable person would believe would impair any part of CPP’s ownership of the Licensed Marks or diminish or dilute their distinctiveness or validity; (iv) challenge CPP’s ownership of the Licensed Marks and/or registration thereof; (v) use the Licensed Mark in any manner that would tarnish the Licensed Mark and/or the goodwill and/or reputation of CPP; or (vi) attempt to register any Licensed Mark or any trademark confusingly similar to any Licensed Mark as a trademark in One-Two’s own name. CPP acknowledges that One-Two has not yet decided to use the Licensed Marks for the FAP Product and the foregoing provisions of this Section 10.8 shall only apply if One-Two decides to use the Licensed Marks for the FAP Product.

10.9         Trademark Infringement/Enforcement. If One-Two is using the Licensed Marks, One-Two shall be solely responsible for the enforcement and defense of the Licensed Marks in the Territory, including the cost thereof. If One-Two is using the Licensed Marks, each Party will promptly notify the other Party of any infringement or threatened infringement of any of the Licensed Marks of which it becomes aware.

Article 11

Confidentiality

11.1     Confidentiality. “Confidential Information” means any technical and non-technical non-public or proprietary information related to a Party’s business, and current, future or proposed products belonging to such Party (“Discloser”) that is supplied or disclosed by the Discloser, its Affiliate or their respective Representatives to the other Party or its Affiliate or their respective Representatives (“Recipient”), including any scientific or technical information, clinical trial protocols, clinical data and analysis, formulae, data, software programs and source documents; information relating to Discloser’s financial affairs, products, potential future products, processes, services, customers, customer lists, business plans, marketing plans or analyses, employees, employee compensation, research, development, inventions, discoveries, non-published patent applications, works of authorship, manufacturing, engineering, purchasing, accounting, distribution, and marketing; and information that any Third Party has disclosed to Discloser in confidence and that Discloser is permitted to disclose to Recipient under the terms and conditions of this Agreement. In addition, the terms of this Agreement shall be treated as Confidential Information of both Parties.

11.2	Duty of Confidence. Subject to the other provisions of this Article 11:

(a)    Recipient shall maintain in confidence and otherwise safeguard Discloser’s Confidential Information in the same manner and with the same protection as Recipient maintains its own confidential information, but at least with reasonable protection;

(b)    Recipient may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c)    Recipient may disclose Confidential Information of the other Party to: (i) its Affiliates, licensees and Sublicensees; and (ii) employees, directors, LLC managers, agents, contractors, consultants and advisers of the Party and its Affiliates, licensees and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

11.3      Exceptions. The foregoing obligations as to particular Confidential Information of Discloser shall not apply to the extent that Recipient can demonstrate that such Confidential Information:

(a)    was known by Recipient at the time of its receipt, and not through a prior disclosure by Discloser, as documented by Recipient’s written records;

(b)    was in the public domain before its receipt from Discloser, or thereafter enters the public domain through no fault of Recipient;

(c)    is subsequently disclosed to Recipient by a Third Party who is not under a direct or indirect obligation of confidentiality with respect to such information; or

(d)    is developed by Recipient independently and without use of or reference to any Confidential Information received from Discloser, as documented by Recipient’s written records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Recipient unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of Recipient.

11.4      Authorized Disclosures. Notwithstanding the obligations set forth in Sections 11.2, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)    such disclosure: (i) is reasonably necessary for the filing or prosecuting Patents as contemplated by this Agreement; (ii) is reasonably necessary in connection with Regulatory Filings for Products; (iii) is reasonably necessary for the prosecuting or defending of legal actions, including responding to a subpoena in a Third Party litigation; or (iv) is made to any Third Party bound by written obligation of confidentiality and non-use similar to those set forth under this Article 11, to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b)    to actual or potential lenders, investors, acquirers, merger-partners, licensees and sublicensees, solely for the purpose of evaluating an actual or potential loan, investment, acquisition or license, including a Change of Control; provided that such actual or potential lenders, investors, acquirers, merger-partners, licensees or sublicensees are bound by confidentiality and non-use obligations that are consistent in all material respects with those contained in this Agreement;

(c)    such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party, at its sole cost and expense, an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.4, such disclosure shall not cause any such information to cease to be Confidential Information.

11.5      Duration of Confidentiality Obligation. Recipient’s obligations under this Article 11 shall continue for the Term and for a period of five (5) years thereafter; provided, however, that with respect to any Confidential Information about the Product or the Manufacture of the Product that is a trade secret, such obligations shall continue for such longer period of time during which such Confidential Information remains a trade secret under applicable Law.

11.6      Return of Confidential Information. As soon as practicable, but in no event more than fifteen (15) Business Days, after the termination or expiration of this Agreement, Recipient shall destroy or, if requested in writing by Discloser within five (5) Business Days of such termination or expiration, deliver to Discloser, all materials containing or embodying Discloser’s Confidential Information, including without limitation materials in tangible and/or electronic format, and, upon Discloser’s written request, shall deliver to Discloser a letter signed by an authorized representative of Recipient certifying that all such materials in Recipient’s possession have been delivered to Discloser or destroyed, if directed by Discloser as provided above; provided, however, that Recipient shall be entitled to retain subject to the terms and conditions of this Agreement: (a) one (1) archived copy of Discloser’s Confidential Information and all materials created by Recipient and containing Discloser’s Confidential Information, including without limitation notes and memoranda, solely for the purpose of administering Recipient’s obligations under this Agreement; and (b) Discloser’s Confidential information contained in Recipient’s electronic back-up files that are created in the normal course of business pursuant to Recipient’s standard protocol for preserving its electronic records.

11.7      Remedies. Each Party acknowledges that any breach by it of the confidentiality obligations set forth in this Article 11 may cause the other Party irreparable harm for which compensation by monetary damages would be inadequate and, therefore, the Party that has been harmed by any such breach shall have the right to seek an injunction or decree for specific performance and injunctive or other equitable relief as a remedy for any such breach and each of the Parties hereto further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to each of the Parties hereto.

11.8	Press Releases and Public Announcements; Disclosure of Agreement.

(a)    Neither Party or any of its Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated herein without the prior written approval of the other Party and the ability of the other Party to review and comment on any such proposed public announcement; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable Law (in which case such Party will advise the other Party prior to making the disclosure and give such Party a meaningful opportunity (as practicable under the circumstances) to review and comment on the proposed form and substance of any such announcement). The Party whose proposed announcement is the subject of review shall consider carefully and in good faith all comments timely received from the other Party, but nothing shall interfere with the right of a Party making any public announcement from making the final determination as to the form and nature of any public disclosure it determines is legally required. The Parties will consult concerning the means by which any employee, customer, or supplier of either Party or any Person having any business relationship with either Party will be informed of the transactions contemplated by this Agreement; provided, however, that any such communication is consistent with a communications plan, if any, that is agreed to by the Parties; and provided, further, that either Party shall be permitted to make public statements and disclosures consistent with the content of prior disclosures otherwise permitted under this Section 11.8.

(b)    The Parties acknowledge and agree that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of each Party. A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (or equivalent foreign agency) to the extent required by applicable Law after complying with the procedure set forth in this Section 11.8(b). In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than seven (7) days after receipt of such confidential treatment request and proposed redactions) provide its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable Law. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the U.S. Securities and Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party. Further, each Party acknowledges that the other Party may be legally or by stock exchange rules required to make public disclosures (including in filings with the Government Authorities or stock exchanges) of the terms of this Agreement or certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law or by stock exchange rules, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure. In addition, CPP may disclose this Agreement to the University of Arizona to the extent required under the Arizona License Agreement, including Section 2.2 thereof, or to Sanofi to the extent required under the Sanofi Commercial Supply.

11.9      Use of Names. No Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees (and with respect to One-Two, One-Two shall not use the name, trademark, trade name or logo of the University of Arizona) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except with the prior express written permission of the other Party, except as may be required by applicable Law.

Article 12

Representations and Warranties

12.1	Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)    it is a corporation or company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization;

(b)    it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)    the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary company or corporation action, as applicable, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party

(d)    this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law or any order, writ, judgment, injunction, decree, determination, or award of any court, governmental body or administrative or other agency having jurisdiction over it; and

(e)    neither it nor any of its Affiliates (i) has been Debarred or (ii) is subject to Debarment proceedings by a Regulatory Authority.

12.2      Additional Representations, Warranties and Covenants by One-Two. One- Two represents and warrants as of the Effective Date and covenants, as applicable, to CPP that:

(a)    during the Term, One-Two shall timely pay Sanofi any payments due Sanofi as set forth in Section 3.7(b) for supply of One-Two’s requirements of Products for Development and Commercialization in the Territory;

(b)    One-Two has, directly or through one of its Affiliates before the Effective Date, received a copy of the Sanofi Commercial Supply Agreement, Arizona License Agreement and the PACES Agreements and has had adequate opportunity to review and evaluate CPP’s rights and obligations under such agreements; provided, however, that One-Two’s receipt of such agreements shall not modify CPP’s representations, warranties or covenants or prevent One-Two from relying on CPP’s representations, warranties and covenants; and

(c)    as of the Effective Date, One-Two has (or has access to through one or more of its Affiliates), and will use its commercially reasonable efforts to maintain (either directly or through one or more of its Affiliates) during the Term, adequate resources and personnel to perform its obligations under this Agreement.

12.3      Additional Representations, Warranties and Covenants by CPP.  CPP represents and warrants as of the Effective Date and covenants, as applicable, to One-Two that:

(a)    Exhibit A sets forth a complete and accurate list of the Licensed Patents, and Exhibit B sets forth a complete and accurate list of the Licensed Marks. CPP Controls the Licensed IP and shall, during the Term, maintain Control of such Licensed IP. The Licensed IP constitutes all of the intellectual property Controlled by CPP that is used or contemplated to be used by CPP as of the Effective Date in connection with the Development, Manufacture, Commercialization and contemplated Development, Manufacture, and Commercialization of the FAP Product in the Field in the Territory. Consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of One-Two’s rights to any Licensed IP and One-Two shall enjoy all rights thereto in the same manner and scope with respect to the Territory as enjoyed by CPP prior to the Effective Date.

(b)    Except as set forth on Schedule 12(b), in accordance with CPP’s rights and obligations under the Sanofi Commercial Supply Agreement, Arizona License Agreement and the PACES Agreements: (i) CPP has the right to grant all licenses and other rights it purports to grant to One-Two under this Agreement; and (ii) CPP has not granted any license, right or interest in, to or under the FAP/PACES Trial Study Data, IND 103, the Licensed Patents or Licensed Know-How to any Third Party with respect to the Product, in each case with respect to this clause (ii), in any way that would conflict with this Agreement or prevent CPP from granting the rights and licenses to the Licensed IP as purported to be granted to One-Two in this Agreement, including the exclusive rights granted to One-Two hereunder.

(c)    To CPP’s knowledge, each Licensed Patent in the Territory existing as of the Effective Date is valid and enforceable.

(d)    There are no claims, judgments or settlements against or owed by CPP relating to the Product or to the Licensed Patents or Licensed Know-How. CPP has never received any written notice of any claim that any intellectual property right owned or controlled by a Third Party would be or is infringed, misappropriated or otherwise violated by the Development, Manufacture or Commercialization of the Product in the Field.

(e)    Except as set forth on Schedule 12.3(e), the Development, Manufacture, and Commercialization of the FAP Product and, to CPP’s knowledge, other Products as contemplated by this Agreement do not infringe or misappropriate any intellectual property right, contractual, or other right of any third party anywhere in the Territory.

(f)    CPP has disclosed to One-Two all material information received by CPP concerning the institution of any interference, opposition, reissue, revocation, nullification or any similar official proceeding involving any Licensed Patent anywhere in the Territory, other than prosecution of any Licensed Patent in the ordinary course.

(g)    CPP, its Affiliates and their employees, officers and directors and, to CPP’s knowledge, all third parties acting under CPP’s authority, have complied with all regulatory requirements and other Laws in all material respects with respect to the Product (including Development of the Product) and active pharmaceutical ingredients contained therein.

(h)    All information within the Regulatory Filings have been generated in compliance with all applicable Laws, including, as applicable, cGMP, cGCP and cGLP and all Regulatory Filings are true and correct in all material respects. CPP did not (1) make an untrue statement of a material fact or fraudulent statement to the FDA or other Regulatory Authority in the Territory, (2) fail to disclose a material fact required to be disclosed to the FDA or other Regulatory Authority in the Territory or (3) commit any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 58 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case, related to the Product. As of the Effective Date, CPP is not the subject of any pending or threatened investigation related to the Product by the FDA, or any other Regulatory Authority, other than review of the pending CPP NDA application in the ordinary course. None of CPP or any of its officers, employees or, to CPP’s knowledge, its agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar law or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar law. CPP’s Development, Manufacture, storage, distribution, import and export of the Product has at all times been in compliance in all material respects with all applicable Laws.

(i)    Except as set forth on Schedule 12.3(i), CPP has made available to One- Two (i) all material Regulatory Filings (including non-clinical, preclinical and clinical data (in raw and derived form) that are held by or reasonably available to CPP, its Affiliates or sublicensees) with respect to the FAP Product and Product for the treatment or prevention of colorectal neoplasms in the Field, (ii) Study Data in the possession or control of CPP or its Affiliates with respect to the FAP Product for the treatment, prevention and diagnosis of FAP, and (iii) summaries of material results and findings in Study Data in the possession of CPP or its Affiliates, to the extent requested by One-Two or its Affiliates, with respect to the Product for the treatment or prevention of colorectal neoplasms in the Field. CPP does not have any knowledge of studies or trials the results of which or the data generated therefrom reasonably call into question the proposed development of the FAP Product in the Field.

(j)    As of the Effective Date, (i) the aggregate amount due or projected to be due by December 31, 2021, by CPP and its Affiliates to Sanofi and its Affiliates is $2,797,200 Dollars, and (ii) there are no unpaid invoices or other amounts currently due by CPP to the University of Arizona under the Arizona License Agreement or to SWOG or National Cancer Institute under the PACES Agreements. One-Two is not assuming any obligation or liability of CPP or its Affiliates under the Arizona License Agreement. Except as set forth in this Agreement, One-Two is not assuming any obligation or liability of CPP or its Affiliates under the PACES Agreements incurred prior to the assignment of the PACES Agreements to One- Two.

(k)    Except as set forth on Schedule 12.3(k), CPP had made available to One- Two, via access to electronic data room in the 2021 calendar year prior to the Effective Date, all available material information in its possession or control concerning the quality, toxicity, safety and/or efficacy concerns existing as of the Effective Date that may materially impair the utility and/or safety of the FAP Product or, to CPP’s knowledge, any other Product for treatment or prevention of colorectal neoplasms in the Field.

(l)    CPP has made available to One-Two full, complete and accurate copies of the Arizona License Agreement, PACES Agreements, SWOG Agreement, Sanofi Commercial Supply Agreement, and as of the Effective Date, except for the payments due Sanofi-Aventis (or any of its Affiliates) that are subject to the Initial Sanofi Payment or payments due to Sanofi- Aventis (or any of its Affiliates) as set forth in Schedule 9.1, CPP is not in breach or violation of any of such agreements (and is not aware of the counterparty’s breach or violation of any of such agreements) and each such agreement is in full force and effect in accordance with its terms, enforceable against CPP and each of the applicable counterparties. CPP has provided to One- Two all detail necessary for One-Two to confirm CPP’s calculation of the Initial Sanofi Payment and payments due to Sanofi-Aventis (or any of its Affiliates) as set forth in Schedule 9.1, and CPP will provide to One-Two the amount of all subsequent payment(s) required to be made by One-Two pursuant to Section 9.1 to Sanofi, Sanofi-Aventis and their respective its Affiliates, together with sufficient detail for One-Two to confirm the accuracy of any such subsequent payment(s).

(m)    None of One-Two or any of its Affiliates or Sublicensees will have any liability or obligation for any debt, liability or obligation of CPP, except, in the case of One-Two, as expressly provided in this Agreement.

(n)    Schedule 12.3(n) lists all required consents and approvals for CPP to enter into this Agreement and perform its obligations. No consent or approval is required that has not been secured by CPP prior to the Effective Date for CPP to enter into this Agreement or perform its obligations under this Agreement, including, without limitation, CPP’s assignment of the PACES Agreements in accordance with Section 3.2 and other obligations under this Agreement.

12.4      No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ONE-TWO OR CPP OR ANY OF THEIR AFFILIATES; (B) EACH PARTY AND ITS AFFILIATES SPECIFICALLY DISCLAIMS AND EXPRESSLY EXCLUDES ANY OTHER WARRANTIES AND REPRESENTATIONS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WHETHER IN FACT OR ARISING BY OPERATION OF LAW, STATUTE OR OTHERWISE, INCLUDING ANY CONDITIONS, WARRANTIES OR REPRESENTATIONS OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT; AND (C) ALL KNOW-HOW AND MATERIALS PROVIDED BY CPP TO ONE-TWO UNDER THIS AGREEMENT ARE PROVIDED “AS-IS”. NEITHER PARTY OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING, OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY PRODUCT WILL BE SUCCESSFUL.

Article 13.

Indemnification; Liability; Insurance

13.1      Indemnification by CPP. CPP shall indemnify, defend and hold harmless One- Two and its Affiliates, and their respective officers, directors, agents and employees (each a “One-Two Indemnitee”) from and against any Claims and expenses (including reasonable attorneys’ fees, reasonable fees of expert consultants and witnesses, and expenses incurred in connection with enforcement of this Agreement) resulting from or arising out of:

(a)    the negligence or willful misconduct of any of the CPP Indemnitees in performing its obligations under this Agreement;

(b)    any inaccuracy in or breach of any of the warranties or representations made by CPP to One-Two under this Agreement; or

(c)    any breach, non-observance or non-performance by CPP of its obligations or covenants pursuant to this Agreement;

except, in each case, to the extent such Claims result from the breach by any One-Two Indemnitee of any covenant, representation, warranty or other agreement made by One-Two under this Agreement or the negligence or willful misconduct of any One-Two Indemnitee in performing its obligations under this Agreement.

13.2      Indemnification by One-Two. One-Two shall indemnify, defend and hold harmless CPP and its Affiliates, and their respective officers, directors, agents and employees and, to the extent of CPP’s indemnification obligations under the Arizona License Agreement, the Arizona Board of Regents and the University of Arizona (each, a “CPP Indemnitee”) from and against any Claims and expenses (including reasonable attorneys’ fees, reasonable fees of expert consultants and witnesses, and expenses incurred in connection with enforcement of this Agreement) resulting from or arising out of:

(a)    the Development, Manufacture or Commercialization of the Product conducted by or on behalf of One-Two or any of its Affiliates, Sublicensees or Contractors on or after the Effective Date (except for any Claims and expenses that CPP is liable or responsible for or otherwise is obligated to bear under the Transaction Documents);

(b)    the negligence or willful misconduct of any of the One-Two Indemnitees in performing its obligations under this Agreement;

(c)    any inaccuracy in or breach of any of the warranties or representations made by One-Two to CPP under this Agreement; or

(d)    any breach, non-observance or non-performance by One-Two of its obligations or covenants pursuant to this Agreement;

except, in each case, to the extent such Claims result from the breach by any CPP Indemnitee of any covenant, representation, warranty or other agreement made by CPP under this Agreement or the negligence or willful misconduct of any CPP Indemnitee in performing its obligations under this Agreement.

13.3	Indemnification Procedure.

(a)    If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the Claim, provided that an Indemnified Party’s failure or delay to provide such notice to the Indemnifying Party shall not constitute a waiver of the Indemnifying Party’s indemnification obligations unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby. Except as otherwise provided in this Section 13.3, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest or settle the Claim, provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Claim and to discharge any cost or expense arising out of such investigation, contest or settlement, subject to the terms and conditions of this Agreement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a clear conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, (A) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (B) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (C) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(b)    In the event that the Indemnifying Party delivers a Defense Notice with respect to such Claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject Claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such Claims effected without its consent, and if clauses (A), (B) and (C) of this sentence are all true with respect to any Claim, the consent of the Indemnified Party shall not be required for any settlement thereof.

(c)    Notwithstanding anything to the contrary contained in this Article 13, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or that seeks a remedy, action or consequence other than monetary damages, (ii) that involves criminal allegations against the Indemnified Party or (iii) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

13.4      LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT ARISING FROM A BREACH OF ARTICLE 11 (CONFIDENTIALITY), SECTION 5.1 OR SECTION 5.3(a), IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE) EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER THIS ARTICLE 13. THE LIMITATIONS SET FORTH IN THIS SECTION 13.4 WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTHING IN THIS SECTION 13.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

13.5	Insurance.

(a)    One-Two Insurance. One-Two will procure and maintain insurance in amounts that are commercially reasonable in light of the activities and obligations under taken by One-Two pursuant to this Agreement, which amounts shall be consistent with normal business practices of prudent companies similarly situated.

(b)    CPP Insurance. CPP will procure and maintain insurance in amounts that are commercially reasonable in light of the activities and obligations under taken by CPP pursuant to this Agreement, which amounts shall be consistent with normal business practices of prudent companies similarly situated.

13.6      Settlements by Indemnified Party. The Indemnifying Party shall not be liable for any settlement or other disposition of a Claim by the Indemnified Party that is reached without the written consent of the Indemnifying Party.

13.7      Mitigation of Loss. To the extent required by applicable Law, each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any applicable common law to mitigate any losses incurred by it.

Article 14

Term and Termination

14.1      Term. The term of this Agreement (the “Term”) will commence upon the Effective Date and, unless earlier terminated in accordance with this Article 14, will expire on a Product-by-Product and country-by-country basis in the Territory upon the expiration of all royalty obligations with respect to such Product in such applicable country in the Territory under Section 9.3.

14.2	Termination.

(a)    Termination by One-Two for Convenience. One-Two shall have the right to terminate this Agreement in its entirety or on a Product-by-Product (such terminated Product a “Terminated Product”) or country-by-country (such terminated country a “Terminated Country”) basis for any reason or no reason (a) prior to the occurrence of the First Commercial Sale, upon delivery to CPP of one hundred eighty (180) days prior written notice, (b) after the occurrence of the First Commercial Sale, upon delivery to CPP of one (1) years’ prior written notice or (c) within ninety (90) days following One-Two’s determination in its sole judgment that it is not commercially reasonable to Develop or seek or obtain Regulatory Approval for the FAP Product in the United States.

(b)    Termination by CPP for One-Two Decision not to Pursue the FAP Product in the United States. Pursuant to Section 6.2, CPP shall have the right to terminate this Agreement with respect to the FAP Product in the United States, and such product and country shall be deemed to be a Terminated Product and a Terminated Country.

(c)    Termination for Material Breach. In the event of a material breach of this Agreement by either Party, the other Party may provide notice to the breaching Party setting forth the nature of such breach and a description of the facts underlying such breach sufficient to identify such breach. Thereafter, the breaching Party shall use its commercially reasonable efforts to cure such breach or shall propose a plan to cure or otherwise remedy such breach. If the breaching Party has not cured such breach or proposed a reasonably satisfactory plan to cure or otherwise remedy such breach within thirty (30) days from the date of receipt of such notice of such breach, if such material breach relates to payment obligations, or within ninety (90) days from the date of receipt of such notice of such breach in respect of any other material breach, the non-breaching Party may provide a notice of termination to the breaching Party and this Agreement shall terminate thirty (30) days or ninety (90) days after such notice of termination, as applicable, unless such breach is cured to the reasonable satisfaction of the non-breaching Party or unless the breaching Party has begun to implement a reasonably satisfactory plan to cure or otherwise remedy such breach within thirty (30) days or ninety (90) days, as applicable, from the receipt of the notice of termination and continues to implement such plan; provided, however, that such cure or remedy is achieved no later than sixty (60) days from the date of receipt of such notice of material breach, if such breach relates to payment obligations, or one hundred eighty (180) days from the date of such notice of termination in respect of any other material breach. In the event of a bona fide, good faith dispute with respect to the existence of a material breach relating to a payment obligation or other material breach, the applicable cure period shall be tolled until such time as the dispute is resolved pursuant to Section 15.6. If such alleged material breach is contested in good faith by the breaching Party in writing within the applicable cure period, then the dispute resolution procedure pursuant to Section 15.6 may be initiated by either Party to determine whether a material breach has actually occurred. If such material breach is confirmed in accordance with the procedure set forth in Section 15.6, the non-breaching Party shall have the right, on written notice to the breaching Party, to terminate this Agreement in its entirety effective immediately.

(d)	[Reserved]

(e)    Termination for Validity Challenges. If One-Two or any of its Affiliates or Sublicensees institutes a proceeding against CPP or one of its licensors in which it challenges the validity or enforceability of any Licensed Patent, other than in connection with a proceeding initiated by CPP wherein CPP claims that One-Two is infringing or has infringed the Licensed Patents, then CPP may terminate this Agreement immediately upon written notice to One-Two; provided that CPP shall not have the right to terminate this Agreement if One-Two withdraws or causes to be withdrawn all such Licensed Patent challenges within thirty (30) days after One-Two’s receipt of notice from CPP under this Section 14.2(e).

14.3      Effect of Termination by One-Two for Convenience or Termination by CPP for Breach. Upon termination of this Agreement in its entirety or on the Product-by-Product and country-by-country basis by One-Two pursuant to Section 14.2(a) (Termination by One-Two for Convenience), or by CPP pursuant to Section 14.2(b), 14.2(c) (Termination for Material Breach) or Section 14.2(e) (Termination for Validity Challenges), then the following consequences shall apply to the termination:

(a)    Insofar as permitted by applicable Law, then all licenses and other rights granted to One-Two under this Agreement, including under the Licensed IP and any Study Data and including the Right of Reference in Section 4.3(a), shall terminate and revert to CPP, to the extent such rights apply to the Terminated Products in any Terminated Countries, except to the extent necessary for One-Two to perform any of its obligations that survive termination, including any wind down activities under this Section.

(b)    The Parties shall cooperate in good faith and One-Two shall (i) return, transfer to CPP all documents, information and other materials, including Regulatory Filings (including non-clinical, preclinical and clinical data (in raw and derived form) that are held by or reasonably available to One-Two, its Affiliates or Sublicensees) and Study Data in the possession of One-Two as reasonably requested by CPP, (ii) (A) and hereby does assign to CPP, as of the effective date of termination all of its rights, title and interest in, to and under all the Regulatory Filings and Regulatory Approvals for any Terminated Products in any Terminated Countries and any product names or trademarks used exclusively on and in connection with the Terminated Products in the Terminated Countries, and (B) execute such additional documents as reasonably requested by CPP, in each case, so as to assign and transfer to CPP such Regulatory Filings and Regulatory Approvals for any Terminated Products in any Terminated Countries and such product names or trademarks, and (iii) if such termination is with respect to the United States, transfer and assign its entire beneficial interest in the orphan drug designation of the Product with respect to FAP, to CPP, and each Party shall promptly submit the information that it is required to submit (as the former owner or assignee or the new owner or assignee, as applicable) under 21 C.F.R. §316.27 in respect of such transfer; provided that such transfer shall not be construed to preclude One-Two from claiming the credit under Section 45C of the Code with respect to expenses incurred in connection with development of the Product between the date such designation was transferred to One-Two in accordance with Section 3.3(b) and the date such designation is transferred back to CPP under this Section 14.3(b). If applicable Law prevents or delays the transfer of ownership of any such including Regulatory Approvals, Regulatory Filings or Study Data to CPP, One-Two shall, and hereby does, grant to CPP an irrevocable and perpetual, fully paid-up, transferable right of access and Right of Reference to such Regulatory Filings and Regulatory Approvals for the Terminated Products, and shall cooperate fully to make the benefits of such Regulatory Filings and Regulatory Approvals available to CPP or its designee.

(c)    If One-Two is conducting any clinical trial of a Product on the date of notice of termination, then CPP shall notify One-Two within thirty (30) days after the notice of termination whether CPP elects to have One-Two (i) wind down such clinical trial as soon as practicable, subject to compliance with ethical and legal requirements or (ii) transfer responsibility for and control of such clinical trial to CPP as soon as practicable. If CPP notifies One-Two of its election to have One-Two wind down such clinical trial (or fails to provide notice within such thirty (30) day period), then One-Two shall wind down such clinical trial as soon as practicable, subject to compliance with ethical and legal requirements. If CPP notifies One-Two of its election to have One-Two transfer responsibility for and control of such clinical trial to CPP, then One-Two shall use commercially reasonable efforts to transfer and to assist CPP in assuming, and CPP shall use commercially reasonable efforts to assume, responsibility for and control of such clinical trial as promptly as practicable (and, in any event, no later than the effective date of termination). The costs and expenses of any clinical trial described in this Section 14.3(c) that are incurred on or before the effective date of termination shall be borne by One-Two (or by CPP, or by CPP and One-Two in accordance with Sections 9.4 and 9.5), and thereafter shall be borne solely by CPP.

(d)    In the event that One-Two has one or more agreements with Third Parties with respect to the Development, Manufacture or Commercialization of a Terminated Product, at CPP’s request, One-Two shall use commercially reasonable efforts to assign or sublicense its rights under such agreement(s) (solely to the extent such agreements pertain to Terminated Products) to CPP upon any such termination and CPP shall assume all of One-Two’s obligations under such assigned or sublicensed rights and agreement(s).

(e)    In the event any such termination is a termination in its entirety, then for purposes of the foregoing, all Products shall be deemed to be Terminated Products and all countries in the Territory shall be deemed to be Terminated Countries.

(f)    One-Two shall, and hereby does, grant to CPP, as of the effective date of termination, a non-exclusive, perpetual, royalty-free, freely sublicensable, transferable, worldwide license under any intellectual property rights owned or Controlled by One-Two solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize the FAP Product or any other Product for the treatment and prevention of colorectal neoplasms that was being Developed or Commercialized by One-Two under this Agreement as of the effective date of termination in the Field, including for any Indications (and dosages, patient populations or subpopulations) that may be further Developed or Commercialized with respect to such Products (but, for clarity, not for formulations that were not being Developed or Commercialized by One-Two under this Agreement as of the effective date of termination).

(g)    If One-Two as of the effective date of the termination of this Agreement was Commercializing any Terminated Products in any Terminated Countries, then if requested by CPP or One-Two, One-Two and its Affiliates and Sublicensees shall continue to Commercialize (in accordance with this Agreement) such Terminated Products already commercially launched as of the effective date of the termination (a “Launched Product”) in the applicable country requested by CPP or One-Two within the Territory, in accordance with the terms and conditions of this Agreement, for a period requested by CPP or One-Two not to exceed (i) twelve (12) months from the date of the termination notice in the event of a termination by One-Two pursuant to Section 14.2(a) or Section 14.2(c), or (ii) nine (9) months from the effective date of termination in the event of a termination by CPP pursuant to Section 14.2(c) (the “Commercialization Wind-Down Period”); provided that CPP may terminate such activities during the Commercialization Wind-Down Period upon ninety (90) days’ notice to One-Two upon payment at the full retail price for all Product in inventory. Any Launched Products Commercialized by One-Two or its Affiliates or Sublicensees during the Commercialization Wind-Down Period shall be subject to the applicable payments under Article 9, including One-Two retaining its portion of the applicable Net Sales of such Products. After the Commercialization Wind-Down Period (or the earlier termination thereof by CPP), One-Two and its Affiliates and Sublicensees shall no longer have any rights to Commercialize any Products pursuant to this Agreement.

14.4      Effect of Termination by One-Two for Breach. Upon termination of this Agreement by One-Two pursuant to Section 14.2(c) (Termination for Material Breach) insofar as permitted by applicable Law, then the following consequences shall apply to the termination:

(a)    One-Two shall have the option, exercisable by written notice to CPP delivered at any time prior to the expiration of the applicable cure period (in respect of termination pursuant to 14.2(c)) to retain all licenses and other rights granted under this Agreement, including its license to Licensed IP and Study Data and its Right of Reference, and in the event One-Two retains such rights, it shall continue to be obligated to pay royalties on Net Sales in accordance with Section 9.3 (even if no Regulatory Milestone Payment was paid to CPP) until expiration of the Royalty Term, on a Product-by-Product and country-by-country basis. For greater certainty, One-Two is not required to pay a Regulatory Milestone Payment for a Regulatory Milestone Event occurring after One-Two’s exercise of its option described in this Section 14.4(a).

(b)    If One-Two does not exercise its option described in Section 14.4(a) above, then upon such termination, all licenses and other rights granted to One-Two, including under the Licensed IP and any Study Data and including the Right of Reference in Section 4.3(a), shall terminate and revert to CPP, subject to One-Two’s rights during the Commercialization Wind-Down Period pursuant to Section 14.3(g).

14.5      Survival. Expiration or termination of this Agreement shall not relieve the Parties of any liability or obligation accruing prior to such expiration or termination, nor prejudice either Party’s right to obtain performance of any accrued obligation. Without limiting the foregoing, the provisions of Article 1 (Definitions), Article 11 (Confidentiality), Article 13 (Indemnification), Article 14 (Term and Termination) and Article 15 (General), and Sections 2.3, 3.3(b) (last three sentences), 4.2(b), 4.3(a), 5.1(d) (solely upon expiration and not termination), 5.5, 9.2 (but only to the extent relating to a milestone event occurring on or prior to the date of expiration or termination), 9.3 (only with respect to royalties owed, if any, on Products sold prior to the date of expiration or termination, except as provided in Section 14.3(g) or 14.4), 9.4, 9.5, 9.6, 9.7, 10.1 (but in the case of Section 10.1(b), only with respect to Collaboration Inventions and Product Improvements that arise on or prior to expiration or termination), 10.3(g) (to the extent any Enforcement is still pending upon expiration or termination), and 12.4 shall survive. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement in a manner consistent with this Section 14.5 shall survive to the extent required. For greater certainty, the representations and warranties in Article 12 will survive the expiration or termination of this Agreement.

14.6      Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement for a material breach of this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

Article 15

General Provisions

15.1     Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, rebellion, sabotage, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, explosions, fire, floods, earthquakes or other acts of God, or acts, restrictions, omissions or delays in acting by any Government Authority (other than those imposed as a result of such Party’s failure to comply with applicable Law); provided, however, the payment of invoices due and owing under this Agreement may not be delayed by the payor because of a force majeure affecting the payor. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances. In the event that the suspension of performance continues for ninety (90) days after the date such force majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the objectives of this Agreement.

15.2	Assignment.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer any right or obligation hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with a Change of Control described in clause (c) of the definition of Change of Control; provided, however, that in the event of an assignment by either Party to an Affiliate, such Party shall be jointly and severally liable for all activities of such Affiliate pursuant to this Agreement. For greater certainty, a Change of Control described in clause (a) or clause (b) of the definition of Change of Control is not an assignment or transfer of this Agreement (or any right or obligation hereunder) and does not require consent of any other Party. Any attempted assignment not in accordance with this Section 15.2(a) shall be null and void and of no legal effect. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns. Each Party shall notify the other Party in writing within ten (10) Business Days of any assignment of this Agreement. No assignment or sublicense by CPP of any right, title or interest in or to the Licensed IP shall extinguish, limit, or otherwise modify any rights granted to One-Two in or to such Licensed IP or the Product and any permitted assignee or sublicensee of the foregoing shall acknowledge in writing that such assignment or sublicense by CPP is subject to the terms of this Agreement.

(b)    Whether or not this Agreement is assigned pursuant to Section 15.2(a), the rights to Study Data, information, materials, Patents, Know-How or other intellectual property rights: (i) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were Controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (ii) controlled by any successor-in-interest of a Party as a result of a Change of Control or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

15.3      Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4      Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or courier), sent by internationally recognized courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to One-Two:

One-Two Therapeutics Assets Limited

Carrick House

49 Fitzwilliam Square

Dublin 2, Ireland

with a copy to:

Hill Ward Henderson

101 East Kennedy Blvd., Suite 3700

Tampa, Florida 33602

ATTN: John C. Connery, Jr.

Email: john.connery@hwhlaw.com

If to CPP:

Cancer Prevention Pharmaceuticals, Inc.

1760 East River Road, Suite 250

Tucson, Arizona 85718

ATTN: Chief Executive Officer

Facsimile: (520) 232-2191

with a copy via email to:

Cancer Prevention Pharmaceuticals, Inc.

Attention: Chief Executive Officer

Email: general@canprevent.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail. This Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.5      Applicable Law. This Agreement and any dispute arising in connection with it will be governed by the laws of the State of New York, United States of America, without regard to its laws and rules regarding conflicts of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.4 shall be effective service of process for any proceeding brought against it by the other Party under this Agreement in any such court. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

15.6      Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder or the interpretation, application, breach, termination or validity of this Agreement. In the event of the occurrence of such a dispute that is not an Excluded Claim (as defined below), either Party may, by notice to the other Party, have such dispute referred to their senior officers as may be designated by each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, such dispute may, if both Parties agree be settled by arbitration administered by the American Arbitration Association (“AAA”) for commercial arbitration in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall utilize one (1) arbitrator mutually agreeable to the Parties. For purposes of such determination by the arbitrator, each of the Parties shall submit to the arbitrators a written statement of its position on each disputed issue. If the Parties are unable to reach agreement as to the arbitrator, the arbitrator shall be chosen in accordance with the AAA commercial arbitration rules. The arbitrator’s decision shall be based solely on the written submissions by the Parties (i.e., not an independent review). In no event shall the arbitrator assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party. The arbitrator shall present a detailed written statement of their findings, and the Parties shall be bound thereby. The arbitration proceedings and any documents or other information disclosed in connection therewith shall be subject to the requirements of confidentiality as set forth in this Agreement. The arbitration shall take place in a mutually agreeable location, but if the Parties cannot agree as to the location, the arbitration shall take place in New York, New York. The arbitrators shall apply the law of the State of New York without regard to its conflicts of law provisions that might apply the law of another jurisdiction. As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

15.7      Compliance. Each Party agrees that in performing its obligations or exercising its rights under this Agreement: (a) it shall comply in all material respects with all applicable Laws; (b) it will not knowingly employ or engage any Person who has been Debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority; and (c) it will be responsible for any activities performed on its behalf by an Affiliate, sublicensee or subcontractors.

15.8      Entire Agreement. This Agreement sets forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto (including that certain Mutual Confidentiality Agreement dated January 29, 2020, by and between CPP and QOL Medical, LLC); provided that all information shared by the Parties or their Affiliates pursuant to such Mutual Confidentiality Agreement shall be deemed Confidential Information of the disclosing Party under this Agreement and the use and disclosure thereof shall be governed by Article 11 and each Party shall retain all rights and remedies available at law or equity with respect to any breach of the Mutual Confidentiality Agreement occurring prior to the Effective Date. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge with respect to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.9    Amendments. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

15.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

15.11    Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

15.12    Independent Contractors. It is expressly agreed that CPP and One-Two shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CPP nor One-Two shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.13    Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. A Party may use one or more of its Affiliates to perform its obligations and duties or exercise its rights under this Agreement, provided that such Party will remain directly liable under this Agreement for the prompt payment and performance of all their respective obligations and duties under this Agreement. Any breach by an Affiliate of a Party of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.14   Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

15.15    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.16    Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

15.17    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. Waiver of Rule of Construction. The rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.19    Advice of Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

15.20	Rights in Bankruptcy.

(a)    All rights and licenses granted under or pursuant to this Agreement by CPP to One-Two are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against CPP, One-Two shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, CPP shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against CPP, One-Two shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of One-Two, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of CPP, within ten (10) days after One-Two’s written request, unless CPP, or its trustee or receiver, elects to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of CPP, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 15.20 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other applicable Laws. One-Two shall have the right to perform the obligations of CPP hereunder with respect to such intellectual property, but neither such provision nor such performance by One- Two shall release CPP from any such obligation or liability for failing to perform it.

(b)    The Parties agree that they intend the foregoing One-Two rights to extend to the maximum extent permitted by Law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of CPP or any Third Party with whom CPP contracts to perform an obligation of CPP under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval, Commercialization and Manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)    CPP further agrees and acknowledges that if CPP shall become subject to any bankruptcy or similar proceeding, subject to and in accordance with One-Two’s rights of election under Section 365(n), all rights, licenses, and privileges granted to One-Two under this Agreement will continue subject to the respective terms, conditions and payment obligations of this Agreement, and will not be affected, even by CPP’s rejection of this Agreement, in each case in accordance with Title 11 and applicable Law. All payment obligations under this Agreement shall be deemed royalty payments for purposes of Title 11.

(d)    Any intellectual property provided pursuant to the provisions of this Section 15.20 shall be subject to the licenses set forth elsewhere in this Agreement.

(e)    Notwithstanding anything to the contrary in this Agreement, in the event that a case under Title 11 is commenced by or against CPP, One-Two may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any CPP rights in the Territory licensed to One-Two under this Agreement without being required to consult with CPP before taking any such actions, provided that such actions are consistent with this Agreement.

15.21    No Benefit to Third Parties. Except as set forth in Section Article 13 or as otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.22    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.23    Interpretation. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. Except where the context otherwise requires, (a) wherever used, the singular shall include the plural, the plural shall include the singular; (b) the use of any gender shall be applicable to all genders; (c) the terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation”; (d) the words “herein”, “hereof” and “under this Agreement”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the word “or” has the inclusive meaning that is typically associated with the phrase “and/or” unless the context clearly dictates otherwise because the subjects of the conjunction are mutually exclusive; (f) a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; (g) if a period of time is specified and dates from a given day or business day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or business day; (h) references to a particular entity include such entity’s successors and assigns to the extent not prohibited by this Agreement; (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (j) “Dollars”, dollars, “USD” or “$” refers to U.S. dollars; (k) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (l) references in this Agreement to any Article, Section or shall mean references to such Article, or Section of this Agreement; and (m) references in any Section to any clause are references to such clause of such Section.

15.24    Counterparts. This Agreement may be executed in counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

Cancer Prevention Pharmaceuticals, Inc.		One-Two Therapeutics Assets Limited

By:	/s/ Jeffrey E. Jacob	By:	/s/ Ivan Coulter

Name:	Jeffrey E. Jacob	Name:	Ivan Coulter

Title:	Chief Executive Officer	Title:	Managing Director

Date:		Date:	July 16, 2021

Signature Page to License Agreement